Exhibit 2.1

EQUITY PURCHASE AND MERGER AGREEMENT

BY AND AMONG

AMCP II STAFFING CORP HOLDINGS HOLDCO, LLC,

AMCP STAFFING HOLDINGS, LP,

AMCP STAFFING HOLDINGS GP, LLC,

MANPOWERGROUP GLOBAL INC.,

LONGHORN 2021 LP

AND

MANPOWERGROUP INC. (solely for purposes of Section 10.20)

DATED AS OF AUGUST 23, 2021

i

ii

EXHIBITS

Exhibit A-1	Example Statement of Net Working Capital

Exhibit A-2	Accounting Principles Relative to GAAP

Exhibit B	Letter of Transmittal

Exhibit C	Certificate of Merger

iii

EQUITY PURCHASE AND MERGER AGREEMENT

This EQUITY PURCHASE AND MERGER AGREEMENT (this “Agreement”), dated as of August 23, 2021, is made by and among AMCP II Staffing Corp Holdings Holdco, LLC, a Delaware limited liability company (the “Blocker Seller”); AMCP Staffing Holdings, LP, a Delaware limited partnership (“Holdings”); ManpowerGroup Global Inc., a Wisconsin corporation (“Parent”); Longhorn 2021 LP, a Delaware limited partnership (“Merger Sub”); solely in its capacity as the representative of the Sellers, AMCP Staffing Holdings GP, LLC, a Delaware limited liability company (the “Representative”); and solely for purposes of Section 10.20, ManpowerGroup Inc., a Wisconsin corporation (“Guarantor”). The Blocker Seller, Holdings, Parent, Merger Sub, Guarantor and the Representative shall be referred to herein from time to time collectively as the “Parties” and each individually as a “Party”. Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in Article 1.

RECITALS:

WHEREAS, as of the date hereof, the Unitholders collectively own all of the issued and outstanding Holdings Units as set forth on Schedule 3.2(a);

WHEREAS, as of the date hereof, the Blocker Seller owns all of the issued and outstanding equity interests (the “Blocker Units”) in AMCP II Staffing Corp Holdings, LP, a Delaware limited partnership (the “Blocker”);

WHEREAS, this Agreement contemplates a transaction in which Parent shall acquire direct or indirect ownership of all of the Holdings Units through (i) the acquisition by Parent (or its Affiliate designee) directly from the Blocker Seller of all of the Blocker Units and (ii) the merger of Merger Sub with and into Holdings (the “Merger”) with Holdings as the surviving limited partnership;

WHEREAS, immediately prior to Closing, AMCP II Staffing AIV, LP, a Delaware limited partnership, will make a distribution of certain of the Holdings Units to the Blocker (the “Pre-Closing Distribution”), such that upon consummation of the Pre-Closing Distribution, the Blocker will directly own its current indirect pro rata portion of the Class A Units and Class B Units of the Company that it currently indirectly owns as of the date hereof;

WHEREAS, at the time that is immediately following the Pre-Closing Distribution but immediately prior to Closing, the Blocker Seller and the Unitholders (collectively, the “Sellers”), directly or indirectly, will own all of the issued and outstanding Holdings Units;

WHEREAS, subject to the terms and conditions set forth herein, the Blocker Seller desires to sell to Parent, and Parent desires to purchase from the Blocker Seller, in exchange for the Blocker Seller’s portion of the Estimated Purchase Price plus a contingent right to receive a portion of the Deferred Payments (to the extent payable pursuant to Section 2.10), in each case, paid in accordance with the Allocation Schedule, all of the Blocker Units;

WHEREAS, immediately following the Closing, Parent will directly or indirectly own all of the issued and outstanding Holdings Units and Blocker Units (collectively, the “Units”);

WHEREAS, in connection with the entry into this Agreement, A&M Capital-GP II, LP has entered into a Restrictive Covenant Agreement in favor of Parent, effective and conditioned upon the Closing (the “AMCP Restrictive Covenant Agreement”); and

WHEREAS, (i) the sole shareholder of Parent, (ii) the general partner of Merger Sub, (iii) the board of directors of Guarantor, (iv) the board of managers of the Representative (in its capacity as the general partner of Holdings), (v) the managing member of the Blocker Seller and (vi) certain partners of Holdings have, in each case, (A) determined that the Merger is fair to, advisable and in the best interests of their respective equityholders and (B) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby intending to be legally bound agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1      Certain Definitions.      As used in this Agreement, the following terms have the respective meanings set forth below.

“401(k) Plans” has the meaning set forth in Section 6.9(b).

“Accounting Firm” has the meaning set forth in Section 2.12(b)(ii).

“Accounting Principles” means, with respect to the calculation of Net Working Capital, GAAP using the same accounting principles, policies, practices, methodologies, classifications and procedures used by the Group Companies in the preparation of the Example Statement of Net Working Capital except for the departures from GAAP set forth on Exhibit A-2.

“Accrued Income Taxes” means an amount, not less than zero, equal to (i) the unpaid current income Tax liabilities of the Group Companies for Pre-Closing Tax Periods minus (ii) the current income Tax assets of the Group Companies (including any estimated taxes and available refunds and credits of income Taxes resulting from overpayment of such Taxes in a prior taxable period) for Pre-Closing Tax Periods, solely to the extent such Tax assets are known and quantifiable as of the Closing Date and reasonably expected to be received in cash (or used to offset a cash Tax due and owing) upon the filing of a subsequent Tax Return with respect to a Pre-Closing Tax Period (including, with respect to the Straddle Period, the portion of the Straddle Period ending on the Closing Date); provided that for purposes of computing the amount of Accrued Income Taxes, (i) any financing or refinancing arrangements entered into at any time by or at the direction of Parent, Merger Sub or their Affiliates or any other transactions entered into by or at the direction of the Parent, Merger Sub or their Affiliates in connection with the transactions contemplated hereby shall not be taken into account, (ii) any income Tax liabilities attributable to transactions outside the ordinary course of business on the Closing Date after the Closing, or to an election under Section 338(g) of the Code, shall be excluded, (iii) any Transaction Deductions shall be taken into account, (iv) any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent income Taxes or with respect to uncertain or speculative income Tax positions shall be excluded, (v) all deferred income Tax liabilities and assets shall be excluded, (vi) any income Tax liabilities shall be calculated in accordance with the past practice (including reporting positions, elections, and accounting periods) of the Group Companies in preparing Tax Returns for income Taxes to the extent permitted by applicable Law and (vii) items with respect to a Straddle Period shall be allocated in accordance with Section 6.10(d).

“Act” means the Delaware Revised Uniform Limited Partnership Act.

“Actual Adjustment” means an amount, which may be a negative number, equal to (x) the Purchase Price as finally determined pursuant to Section 2.12(b), minus (y) the Estimated Purchase Price.

“Adjustment Escrow Account” has the meaning set forth in Section 2.12(a)(i).

“Adjustment Escrow Amount” has the meaning set forth in Section 2.12(a)(i).

“Adjustment Escrow Funds” means, at any time, the portion of the Adjustment Escrow Amount then remaining in the Adjustment Escrow Account.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation” has the meaning set forth in Section 6.10(g).

“Allocation Schedule” means the distribution schedule delivered by the Representative to Parent and Merger Sub setting forth the portion of the Estimated Purchase Price to be distributed to each Seller at Closing and the distribution to the Sellers of any portion of the Purchase Price following the Closing.

“AMCP Restrictive Covenant Agreement” has the meaning set forth in the recitals to this Agreement.

“Antitrust Laws” means all federal, state, provincial and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Attorney-Client Communication” means any communication occurring on or prior to the Closing between Law Firm, on the one hand, and the Group Companies, Sellers or any of their respective Affiliates, on the other hand, to the extent relating to the transactions contemplated hereby (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby), including such communications relating to any representation, warranty or covenant of any party under this Agreement or any related agreement.

“Audited Financial Statements” has the meaning set forth in Section 3.4(a).

“Blocker” has the meaning set forth in the recitals to this Agreement.

“Blocker Seller” has the meaning set forth in the preamble to this Agreement.

“Blocker Units” has the meaning set forth in the recitals to this Agreement.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Business Intellectual Property” has the meaning set forth Section 3.12(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity).

“Cash and Cash Equivalents” means cash, cash equivalents (including deposits in transit, automatic drafts from customer accounts and credit card receivables and excluding outstanding checks), liquid marketable securities (including certificates of deposit dated no longer than 90 days) and up to $1,174,675, representing cash posted through the Closing Date to support letters of credit, performance bonds or other similar obligations.

“Centerline Earn-Out” means the Earn-Out Payment (as defined in the Centerline Purchase Agreement) contemplated by Section 2.4 of the Centerline Purchase Agreement.

“Centerline Earn-Out Dispute” means any Earn-Out Dispute Notice (as defined in the Centerline Purchase Agreement) delivered pursuant to Section 2.4(b) of the Centerline Purchase Agreement and the resolution of such Earn-Out Dispute Notice pursuant to the dispute resolution provisions contained in Sections 2.4 (b), (c) and (d) of the Centerline Purchase Agreement.

“Centerline Earn-Out Payment Notice” has the meaning set forth in Section 6.12(c).

“Centerline Earn-Out Statement” means the Earn-Out Statement (as defined in the Centerline Purchase Agreement) contemplated by Section 2.4(b) of the Centerline Purchase Agreement.

“Centerline Purchase Agreement” means that certain Securities Purchase Agreement, dated as of December 1, 2020, by and among Ettain Group Holdings, LLC, Centerline Partners LLC, Andrew Campbell and Andrew Simon.

“Certificate of Merger” has the meaning set forth in Section 2.4.

“Claim” has the meaning set forth in Section 9.1(a)(v).

“Class A Units” means the Class A Units of Holdings.

“Class B Units” means the Class B Units of Holdings.

“Class C Units” means the Class C Units of Holdings.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Indebtedness” means the Indebtedness outstanding and that remains unpaid as of the open of business on the Closing Date.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the United States Internal Revenue Code of 1986.

“Company” means, (i) prior to the consummation of the Pre-Closing Distribution, Holdings, and (ii) from and after the consummation of the Pre-Closing Distribution, Holdings and Blocker.

“Company Data” means all confidential data, information and data compilations contained in the IT Systems or any databases of the Group Companies, including Personal Data, that are used by, or necessary to the ordinary course of business of, the Group Companies.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Group Companies.

“Company Privacy Policies” means any (i) externally published protection, data usage, privacy and security policies of the Group Companies, (ii) public statements, representations, obligations, promises or commitments relating to privacy, security, or the Processing of Personal Data and (iii) policies and obligations applicable to the Group Companies as a result of any certification publicly claimed by the Company relating to privacy, security or the Processing of Personal Data.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 2, 2021, by and between A&M Capital Advisors, L.P. and ManpowerGroup US, Inc.

“Contract” means any oral or written contract, agreement, lease, sublease, license, sublicense, instrument or other binding commitment.

“COVID-19 Response” means (i) any measures that are materially consistent with the measures previously adopted by the Group Companies prior to the date hereof in response to the COVID-19 pandemic, (ii) any actions taken or omitted to be taken pursuant to any applicable requirements of Law, directive, pronouncement or guideline issued by any Governmental Entity or industry group providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, the COVID-19 pandemic, and (iii) any action taken, or omitted to be taken, by the Company or any other Group Company to protect the business of the Company or any other Group Company that is responsive to any pandemic, epidemic or disease outbreak, as determined by the Group Companies with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned, or delayed).

“Credit Facility” means that certain Financing Agreement, dated as of September 24, 2019 (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof), by and among AMCP Staffing Intermediate Holdings II, LLC, a Delaware limited liability company (as “Parent” thereunder), AMCP Staffing Intermediate Holdings III, LLC, a Delaware limited liability company, each subsidiary of Parent listed as a “Borrower” on the signature pages thereto, each subsidiary of Parent listed as a “Guarantor” on the signature pages thereto, the lenders from time to time party thereto, Cerberus Business Finance Agency, LLC, a Delaware limited liability company (“CBF”), as collateral agent for the lenders, and CBF as administrative agent for the lenders.

“Data Processor” means a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of or at the direction of the Group Companies.

“DCSA” has the meaning set forth in Section 6.3(a).

“Debt Payoff Letters” has the meaning set forth in Section 6.11.

“Deferred Payments” has the meaning set forth in Section 2.10.

“Disputed Items” has the meaning set forth in Section 2.12(b)(ii).

“Earn-Out Escrow Account” has the meaning set forth in Section 2.12(a)(i).

“Earn-Out Escrow Amount” has the meaning set forth in Section 2.12(a)(i).

“Effective Time” has the meaning set forth in Section 2.4.

“Election Notice” has the meaning set forth in Section 6.9(b).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit or compensation plan, program, policy, agreement or arrangement (whether written or unwritten), including each retirement, cafeteria, health or other welfare, fringe benefit, employment, severance, change in control, retention, incentive or bonus, deferred compensation, profit sharing, vacation or paid-time-off, stock purchase, stock option, profits interest, equity or equity-based incentive plan, program, policy, agreement or arrangement, in each case (i) maintained, sponsored or contributed to (or required to be contributed to) by any Group Company; (ii) that covers any current or former employee or service provider of any Group Company, in each case, on account of their employment or service provider relationship with the Group Companies; or (iii) with respect to which any Group Company has any liability.

“Enterprise Value” means $925,000,000.

“Environmental Action” has the meaning set forth in Section 3.11(d).

“Environmental Laws” means all applicable federal, state, local and foreign laws (including the common law), statutes, rules, regulations, directives, rulings, Orders and ordinances concerning pollution or protection of the environment, natural resources or (to the extent relating to Hazardous Materials) human health and safety, or the use, generation, labeling, transport, treatment, storage, disposal, distribution, removal, recycling, handling, disposal, Release or threatened Release of, or exposure to, Hazardous Materials.

“Environmental Permits” has the meaning set forth in Section 3.11(b).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that would be considered a single employer with any Group Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Escrow Agent” has the meaning set forth in Section 2.12(a)(i).

“Escrow Agreement” has the meaning set forth in Section 2.12(a)(i).

“Estimated Aggregate Earn-Out Payment” means $437,880.42, which equals the Estimated Centerline Earn-Out Payment plus the Estimated INT Earn-Out Payment.

“Estimated Centerline Earn-Out Payment” means a good faith, reasonable estimate of the Centerline Earn-Out expected to be actually paid pursuant to the Centerline Purchase Agreement, as determined by the Representative based on the forecast of the performance of the businesses of the applicable Group Companies for the year ending December 31, 2021 and any other relevant factors or information available to the Representative at the time such estimate is made.

“Estimated INT Earn-Out Payment” means a good faith, reasonable estimate of the INT Earn-Out expected to be actually paid pursuant to the INT Purchase Agreement, as determined by the Representative based on the forecast of the performance of the businesses of the applicable Group Companies for the year ending December 31, 2021 and any other relevant factors or information available to the Representative at the time such estimate is made.

“Estimated Purchase Price” means a good faith estimate of the Purchase Price, as determined by the Representative in accordance with Section 2.12, which shall equal (i) the actual Enterprise Value minus (ii) the estimated amount of Closing Date Indebtedness, plus (iii) the estimated amount of Cash and Cash Equivalents, minus (iv) the estimated amount of Unpaid Seller Expenses and (v) plus the Net Working Capital Adjustment (which may be a negative number).

“Example Statement of Net Working Capital” means the statement of Net Working Capital of (i) the Group Companies (other than NTT, Inc.) as of the close of business on July 3, 2021 and (ii) NTT, Inc. as of the close of business on June 30, 2021, and attached hereto as Exhibit A-1.

“Exclusivity Agreement” means that certain Exclusivity Agreement, dated as of July 7, 2021, by and between ManpowerGroup Inc. and Holdings.

“FAR” has the meaning set forth in Section 3.19(f).

“Federal Rules of Evidence” means the Federal Rules of Evidence of the United States as in effect on the date of this Agreement.

“Final Aggregate Earn-Out Payment” has the meaning set forth in Section 6.12(f).

“Financial Statements” has the meaning set forth in Section 3.4.

“Fundamental Representations” means (i) with respect to the Company, the representations of the Company (and not its Subsidiaries) contained in Section 3.1(a) (Organization and Qualification), Section 3.2(a) (Capitalization of the Group Companies), Section 3.3 (Authority) and Section 3.20 (Brokers), and (ii) with respect to the Blocker Seller, the representations and warranties of the Blocker Seller contained in Section 4.1 (Organization), Section 4.2 (Authority), and Section 4.4 (Title to the Interests).

“Funded Indebtedness” has the meaning set forth in Section 2.12(a)(iii).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Government Contract” means any Contract, task order, delivery order, purchase order, grant, or other agreement of any kind, between any Group Company, on the one hand, and (i) any Governmental Entity, (ii) any prime contractor of a Governmental Entity in its capacity as a prime contractor, (iii) any higher-tier subcontractor of a Governmental Entity in its capacity as a subcontractor, or (iv) any lower-tier subcontractor under a prime contract or higher-tier subcontract held by any Group Company, on the other hand, in effect at any time in the five (5) years prior to the date hereof. A task, purchase or delivery order issued under a Government Contract shall be considered a part of the Government Contract to which it relates.

“Government Official” means any officer or employee of a Government Entity or any department, agency or instrumentality thereof.

“Government Subcontract” means any Contract, task order, delivery order, purchase order, grant, or other agreement of any kind between any Group Company, on the one hand, and (i) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or (ii) any higher-tier subcontractor of a Governmental Entity in its capacity as a subcontractor, in effect at any time in the five (5) years prior to the date hereof. A task, purchase or delivery order issued under a Government Subcontract shall be considered a part of the Government Subcontract to which it relates.

“Governmental Entity” means any federal, state or local governmental, regulatory or administrative authority, agency, division, instrumentality or commission or any judicial or arbitral body or other entity exercising executive, legislative, judicial, regulatory, tribunal, taxing or administrative functions of government.

“Group Companies” means, (i) prior to the consummation of the Pre-Closing Distribution, Holdings and its Subsidiaries and, (ii) from and after the consummation of the Pre-Closing Distribution, Blocker, Holdings and their respective Subsidiaries.

“Guarantor” has the meaning set forth in the preamble to this Agreement.

“Hazardous Materials” means any substance, material or waste that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, or is otherwise regulated under or for which liability or standards of care are imposed by any Environmental Law, including petroleum and all derivatives thereof, asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, radon and per- and polyfluoroalkyl substances.

“Holdings” has the meaning set forth in the preamble to this Agreement.

“Holdings Units” means, collectively, the Preferred Units, Class A Units, the Class B Units and the Class C Units.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Units” means the Class C Units.

“Indebtedness” means, as of any time, without duplication, (i) the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of all indebtedness for borrowed money of the Group Companies owed under a credit facility or evidenced by any note, debenture or other debt security, (ii) all obligations of the Group Companies under leases that are required to be treated as capital leases under GAAP, (iii) obligations under conditional sale or other title retention agreements, (iv) obligations with respect to interest rate protections agreements, interest rate swap agreements, foreign currency exchange agreements or other interest or exchange rate hedging agreements or arrangements, (v) to reimburse or repay any bank or other person in respect of amounts paid or advanced under any letter of credit, surety bond, performance bond, bankers’ acceptance or similar obligations or facilities, in each case, only to the extent drawn, (vi) Accrued Income Taxes, (vii) any liabilities for amounts that the Company has deferred pursuant to the CARES Act, (viii) any obligation with respect to a deferred or contingent obligation for purchase price of property, services or assets purchased, including pursuant to any “earn-out” or similar obligations, in each case other than with respect to the INT Earn-Out or Centerline Earn-Out, (ix) $432,000, representing the full amount for all purposes under this Agreement, including calculating the Estimated Purchase Price and any Adjustment Amount, of any Tax payable with respect to a Tax period (or portion thereof) ending after the Closing Date as a result of a change of a method of accounting by any of the Group Companies prior to the Closing Date, (x) $657,000, representing the full amount for all purposes under this Agreement, including calculating the Estimated Purchase Price and any Adjustment Amount, of any Tax payable with respect to a Tax period (or portion thereof) ending after the Closing Date as a result of any deferred revenue received on or prior to the Closing Date, (xi) $237,000, representing the full amount for all purposes under this Agreement, including calculating the Estimated Purchase Price and any Adjustment Amount, of any liability under escheat or unclaimed property Laws with respect to any of the Group Companies, (xii) $5,000,000, representing the full amount for all purposes under this Agreement, including calculating the Estimated Purchase Price and any Adjustment Amount, of any Specified Tax Liabilities, (xiii) $431,000, representing the full amount for all purposes under this Agreement, including calculating the Estimated Purchase Price and any Adjustment Amount, of accrued vacation of Internal Employees, and (xiv) any obligation under which any Group Company has directly or indirectly guaranteed any obligations of any nature described in the foregoing clauses (i) through (xiii). Notwithstanding the foregoing, Indebtedness does not include: (A) any operating or lease obligations (other than capital leases as determined in accordance with GAAP, it being understood that any leases that are classified as capital leases due to IFRS that would otherwise be operating leases under GAAP shall not be included in Indebtedness), (B) any intercompany obligations, payables or loans of any kind or nature between or among any of the Group Companies, (C) any letters of credit, performance bonds, bankers acceptances or similar obligations, in each case, to the extent undrawn, (D) any amounts payable pursuant to the INT Earn-Out or Centerline Earn-Out, which amounts shall be paid if and when payable in accordance with Section 6.12, (E) any liability with respect to prepaid amount of received, or deferred revenue accrued, on or prior to the Closing Date (other than as set forth in clause (x) above) or (E) any liabilities to the extent expressly included as current liabilities in the calculation of Net Working Capital. The Parties also agree that the specific balances and items in the accounts reflected in the Example Statement of Net Working Capital labeled “Other taxes payable,” “Unspecified Accruals” and “Aged Accruals” shall not be treated as “Indebtedness” for purposes of this Agreement, except, in each case, to the extent that as of the open of business on the Closing Date, any such account item is lower than the amount set forth for such account item in the Example Statement of Net Working Capital, the amount of such difference shall be included as “Indebtedness” for purposes of this Agreement.

“Indemnity Escrow Account” has the meaning set forth in Section 2.12(a)(i).

“Indemnity Escrow Amount” has the meaning set forth in Section 2.12(a)(i).

“Information Security Program” means: (i) written policies and procedures regarding Personal Data and the Processing thereof; (ii) administrative, technical and physical safeguards designed to protect the security and availability of any Personal Data owned, controlled, maintained, held or Processed by the Group Companies; (iii) disaster recovery, business continuity, incident response and security plans, procedures and facilities; and (iv) protections against Security Incidents, Malicious Code and against loss, misuse, unauthorized access to, and disruption of, the Processing of Company Data, or IT Systems.

“INT Earn-Out” means the Earn-Out Payment (as defined in the INT Purchase Agreement) contemplated by Section 2.4 of the INT Purchase Agreement.

“INT Earn-Out Dispute” means any Earn-Out Dispute Notice (as defined in the INT Purchase Agreement) delivered pursuant to Section 2.4(b) of the INT Purchase Agreement and the resolution of such Earn-Out Dispute Notice pursuant to the dispute resolution provisions contained in Sections 2.4 (b), (c) and (d) of the INT Purchase Agreement.

“INT Earn-Out Payment Notice” has the meaning set forth in Section 6.12(d).

“INT Earn-Out Statement” means the Earn-Out Statement (as defined in the INT Purchase Agreement) contemplated by Section 2.4(b) of the INT Purchase Agreement.

“INT Purchase Agreement” means that certain Securities Purchase Agreement, dated as of February 4, 2021, by and among AMCP Staffing Buyer Holdings Inc, INT Holdings, LLC and Christopher Noel Ouellette.

“Intellectual Property Rights” means all intellectual property and intellectual property rights in any jurisdiction, whether registered or unregistered, in and to: (i) patents and patent applications, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) works of authorship, copyrights and all registrations and applications therefor, (iii) trademarks, service marks, logos, brand names, trade dress and trade names, all goodwill associated therewith and all registrations and applications therefor, (iv) Internet domain names, (v) trade secrets and know-how and (vi) algorithms, databases and data collections, diagrams, formulae, inventions (whether or not patentable), methods, processes, proprietary information, schematics, specifications, software, techniques and all other forms of technology.

“Intended Tax Treatment” has the meaning set forth in Section 6.10(g).

“Interim Financial Statements” has the meaning set forth in Section 3.4(b).

“Internal Employee” means any employee of a Group Company other than a “consultant” employee (i.e., an employee who provides services to one or more external clients of the Group Companies pursuant to a corporate agreement between the applicable Group Company and a client thereof).

“IT Systems” mean the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by or licensed to the Group Companies, or used by the Group Companies to Process Company Data in the conduct of the ordinary course of business of the Group Companies.

“Knowledge of the Company” means, as it relates to the Company or any other Group Company, as of the applicable date, the actual and collective knowledge, after reasonable inquiry, of Trent Beekman, Scott Forester, Harold Russell and Craig Hopewell, none of whom, for the sake of clarity and avoidance of doubt, shall have any personal liability regarding such knowledge.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(b).

“Latest Balance Sheet Date” means July 3, 2021.

“Law” means any federal, state, local, foreign or international law, statute (including the Code), rule, regulations, judgment, injunction, order, decree or other restriction of, common law, arbitral award, treaty, order, writ, judgment, injunction or, decree of, or any other requirement having the force of law promulgated or issued by any Governmental Entity.

“Law Firm” has the meaning set forth in Section 10.16(a).

“Leased Real Property” has the meaning set forth in Section 3.16(a).

“Letter of Transmittal” means the letter of transmittal, substantially in the form attached as Exhibit B hereto.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, security interest, encumbrance, easement, occupancy agreement, encroachment, burden, restriction, covenant, right of way, title defect, conditional or contingent sale agreement, voting trust agreement, right of first refusal, lease, sublease, license lien, charge or restriction on transfer of title of any nature whatsoever.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, any of the following functions: (i) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with any other change, effect, event, occurrence, state of facts or development, (a) has had, or is reasonably expected to have, a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Group Companies taken as a whole or (b) materially impairs or materially delays the ability of the Group Companies or any Seller to consummate the transactions contemplated by this Agreement; provided, however, that with respect to the foregoing clause (a), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will reasonably be expected to be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to: (i) conditions generally affecting the global or any national economy or credit, securities, currency, financial, banking or capital markets generally (including any disruption thereof and any decline in the price of any security or any market index), (ii) any national or international political or social conditions, including tariffs, riots, protests, cyberattacks (whether or not state-sponsored), the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel thereof, (iii) changes in GAAP or the interpretation thereof, (iv) changes in any Laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or the interpretation thereof or any action required to be taken under any Law, rule, regulation, order or other binding directive issued by a Governmental Entity, (v) any change that is generally applicable to any of the industries or markets in which the Group Companies operate, (vi) any “act of God” including weather, natural disasters, hurricanes, floods, earthquakes or similar natural disasters, (vii) any epidemic or pandemic, including any event, fact, condition or circumstance resulting from COVID-19 or the worsening thereof, (viii) the announcement of the transactions contemplated by this Agreement (including by reason of the identity of Parent or Merger Sub or any communication by Parent, Merger Sub or any of their respective Affiliates regarding its plans or attentions with respect to the business of any Group Company; provided, that this clause (viii) shall not apply with respect to any representation or warranty to the extent related to the effect of this Agreement or the transactions contemplated hereby, or any condition to Closing as it relates to such representation or warranty), (ix) any failure by any Group Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement, or any changes in credit ratings of or with respect to any of the Group Companies (provided that the underlying cause of such failure may be taken into account in determining whether a Material Adverse Effect has occurred unless such cause is otherwise covered by one of the other clauses of this definition) or (x) the taking of or failure to take any action required by this Agreement and the other agreements contemplated hereby or taken or not taken because Parent or Merger Sub withheld, delayed or condition its consent, or at Parent’s written request; except, in the case of clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) above, to the extent that any such effect has had a disproportionate effect on the Group Companies, taken as a whole, as compared to other companies which conduct business in the same industries in which the Group Companies operate.

“Material Contracts” has the meaning set forth in Section 3.6(a).

“Material Customer” has the meaning set forth in Section 3.6(c).

“Material Parties” has the meaning set forth in Section 3.6(c).

“Material Permit” has the meaning set forth in Section 3.9(a).

“Material Supplier” has the meaning set forth in Section 3.6(c).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Negotiation Period” has the meaning set forth in Section 2.12(b)(ii).

“Net Working Capital” means, with respect to the Group Companies, the aggregate value of the current assets of the Group Companies less the aggregate value of the current liabilities of the Group Companies, in each case, determined on a consolidated basis without duplication, as of the open of business on the Closing Date and calculated in accordance with the Accounting Principles and (i) including only current assets and current liabilities to the extent that such assets and liabilities are of the type and kind included in the Example Statement of Net Working Capital, and (ii) establishing levels of reserves and materiality using the same principles, practices, methodologies and procedures and in the same manner as such levels were established in preparing the Example Statement of Net Working Capital. Notwithstanding anything to the contrary contained herein, “Net Working Capital” shall (a) exclude income Tax and deferred Tax assets and liabilities and (b) exclude any amounts with respect to (x) Cash and Cash Equivalents, Unpaid Seller Expenses or Indebtedness (including any Specified Tax Liabilities) and (y) the “tail” policy pursuant to and in accordance with Section 6.5(c).

“Net Working Capital Adjustment” means (i) the amount by which Net Working Capital exceeds the Target Net Working Capital or (ii) the amount by which Net Working Capital is less than the Target Net Working Capital, in each case, if applicable (provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be and expressed as a negative number).

“New Plans” has the meaning set forth in Section 6.9(a).

“Non-Party Affiliates” has the meaning set forth in Section 10.15.

“Obligations” has the meaning set forth in Section 10.20.

“Order” means any order, writ, judgment, injunction, decree, stipulation, or award entered by any Governmental Entity.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Arrangements” has the meaning set forth in Section 6.15.

“Participating Incentive Units” means each Incentive Unit that is a Vested Class C Unit (as defined in the Partnership Agreement).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of Holdings, dated as of October 2, 2019, as amended, restated supplemented or otherwise modified from time to time.

“Pass-Through Tax Return” means any income Tax Return filed by or with respect to Holdings or any of its Subsidiaries for a Tax period ending on or prior to the Closing Date and any Straddle Period to the extent that (a) Holdings or any such Subsidiary is treated as a pass-through entity for purposes of such Tax Return and (b) the items reflected on such Tax Return are also reflected on the Tax Returns of the Sellers (or their direct or indirect owners) during such Tax period.

“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (ii) Liens for Taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith and for which adequate reserves have been maintained in accordance with GAAP, (iii) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the Group Companies’ present uses or occupancy of such real property, (iv) Liens securing the obligations of the Group Companies under the Credit Facility, (v) Liens granted to any lender at the Closing in connection with any financing by Parent of the transactions contemplated hereby, (vi) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated in any material respect by the current use or occupancy of such real property or the operation of the businesses of the Group Companies, (vii) matters that would be disclosed by an accurate survey or inspection of the real property that do not materially interfere with the Group Companies’ present uses or occupancy of such real property and (viii) Liens described on Schedule 1.1(b).

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Data” means information relating to or reasonably capable of being associated with an identified or identifiable person, including: “personal data,” “personal information,” “protected health information,” “nonpublic personal information” or other similar terms as defined by Privacy Requirements.

“PPACA Liabilities” has the meaning set forth in Section 6.16(a).

“PPACA Liability Cap” has the meaning set forth in Section 6.16(a).

“PPACA Liability Expiration Date” has the meaning set forth in Section 6.16(b).

“Pre-Closing Distribution” has the meaning set forth in the recitals to this Agreement.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) that ends on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period.

“Preferred Unit” means the Preferred Units of Holdings.

“Privacy Requirements” means (i) any and all Laws relating to the Processing of Personal Data or data protection, information security, cybercrime, Security Incident notification, in any applicable jurisdictions that are applicable to the Group Companies; (ii) each Contract relating to the Processing of Personal Data applicable to the Group Companies; and (iii) industry standards applicable to the Group Companies with which the Group Companies publicly purport to comply or are contractually obligated to comply, including, to the extent applicable, the Payment Card Industry Data Security Standard.

“Proceeding” has the meaning set forth in Section 3.8.

“Processing,” “Process,” or “Processed” means any collection, access, acquisition, storage, use, recording, maintenance, dissemination, disposal, disclosure, deletion, destruction, sale, transfer, modification or any other processing (as defined by Privacy Requirements) of Company Data.

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.12(b)(i).

“Purchase Price” means (a) the Enterprise Value, plus (b) the Net Working Capital Adjustment (which may be a negative number), plus (c) the amount of Cash and Cash Equivalents, minus (d) the amount of Closing Date Indebtedness, minus (e) the amount of Unpaid Seller Expenses.

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.12(b)(ii).

“Real Estate Lease” has the meaning set forth in Section 3.16(a).

“Release” means any release, spill, emission, leaking, pumping, injection, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment, including the subsequent movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representative” has the meaning set forth in the preamble to this Agreement.

“Representative Expense Account” has the meaning set forth in Section 2.12(a)(ii).

“Representative Expense Amount” has the meaning set forth in Section 2.12(a)(ii).

“Residual Holdings Units” means the Holdings Units; provided, however, that Incentive Units shall only be Residual Holdings Units to the extent such Incentive Units are Participating Incentive Units.

“Review Period” has the meaning set forth in Section 2.12(b)(ii).

“Sanctioned Person” means a Person: (i) listed in any Sanctions and Export Control Laws-related list of designated persons, entities and bodies maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU Member State; (ii) 50% or more owned or controlled by any such Person referred to in clause (i) above; (iii) that is, or is part of, a government of a Sanctioned Territory; or (iv) that is operating from, organized or residing in a Sanctioned Territory.

“Sanctioned Territory” means a country or other territory subject to a comprehensive export, import, financial or investment embargo under Sanctions and Export Control Laws, which currently comprise Cuba, Iran, North Korea, North Sudan, Syria and the Ukrainian territory of Crimea (and which may in the future change).

“Sanctions and Export Control Laws” means all economic sanctions and export control laws and regulations administered by the United States, the European Union and any Member State of the European Union, and the United Kingdom (regardless of its status in relation to the European Union).

“Schedules” means the disclosure schedules to this Agreement delivered to Parent and Merger Sub concurrently with the execution and delivery of this Agreement.

“Security Incident” means any unauthorized Processing of Company Data, any unauthorized access to the Group Companies’ IT Systems or any incident that requires notification to any Person, Governmental Entity or any other entity under Privacy Requirements.

“Seller” or the “Sellers” has the meaning set forth in the recitals to this Agreement.

“Seller Expenses” means the aggregate amount of (i) fees and expenses of the Blocker Seller and the Group Companies relating to the transactions, including any amount owed or payable to any investment banker, law firm to the Blocker Seller and the Group Companies and any other consultants, advisors or service providers in connection with the transactions contemplated hereby and/or in connection with the investigation, negotiation, or execution of any prior acquisitions by the Group Companies, (ii) any change of control payments, retention or transaction bonuses or any similar arrangements with current or former employees of the Blocker Seller and the Group Companies that are triggered as a result of the transactions contemplated by this Agreement and the employer share of payroll, social security, employment or similar Taxes required to be paid in connection therewith (calculated assuming such amounts are made on December 31 of the applicable year), (iii) any management, consulting or advisory fees payable to any Sellers or their respective Affiliates or related parties, and (iv) 50% of Transfer Taxes borne by the Sellers pursuant to Section 6.1(a), in each case for clauses (i)-(v) above to the extent unpaid immediately prior to the Closing and to the extent related to the transactions contemplated by this Agreement.

“Solvent” when used with respect to any Person or group of Persons on a combined basis, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person (or group of Persons on a combined basis) will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person (or group of Persons on a combined basis) on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) such Person (or group of Persons on a combined basis) will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person (or group of Persons on a combined basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Specified Tax Liabilities” means any state or local sales or use Tax of any Group Company with respect to a Pre-Closing Tax Period in Connecticut, Iowa, New Mexico, Ohio, Pennsylvania, South Dakota, West Virginia, Tennessee, Texas, Washington, D.C. or Washington state, in each case for which any Group Company was required to collect and remit Tax prior to the Closing but did not do so for all such Taxes in these locations.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, company, limited liability company, partnership, association, or other business entity of which (i) if a corporation or a company, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation or a company), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation or a company) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation or a company). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Entity” has the meaning set forth in Section 2.2.

“Surviving Entity Certificate of Limited Partnership” has the meaning set forth in Section 2.6.

“Surviving Entity LP Agreement” has the meaning set forth in Section 2.6.

“Target Net Working Capital” means $82,154,000.00.

“Tax” means any federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, escheat, real property gains, registration, value added, excise, severance, stamp, occupation, windfall profits, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax (or similar government assessment or fee), and any interest, penalties or additions to tax in respect of the foregoing or in respect of any Tax Returns.

“Tax Contest” has the meaning set forth in Section 6.10(f).

“Tax Return” means any return, statements, forms, filings and reports relating to Taxes filed or required to be filed with any Taxing Authority, including any attachment thereto.

“Taxing Authority” has the meaning set forth in Section 3.15(a).

“Termination Date” has the meaning set forth in Section 8.1(d).

“TPS” has the meaning set forth in Section 6.16(a).

“Transaction Deductions” means the sum of all items of loss, deduction or credit, to the extent deductible for Tax purposes and without duplication and regardless of by whom paid, resulting from or attributable to (i) the Seller Expenses (regardless of whether such items remain unpaid as of Closing), (ii) the repayment of Indebtedness at Closing or as otherwise contemplated by this Agreement (including any capitalized financing fees, costs, interest (including amounts treated as interest for U.S. federal income Tax purposes), original issue discount, and expenses that become currently deductible as a result thereof), (iii) the payment of any change-of-control payments or retention payments made or to be made to employees of the Group Companies solely as a result of the transactions contemplated by this Agreement, and the employer portion of any applicable FICA, state, local or foreign payroll Taxes imposed on the Group Companies in connection therewith and (iv) the payment of any legal, financial advisory, accounting and other fees and expenses of the Group Companies in connection with this Agreement and the transactions contemplated hereby. The Parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success-based fees for purposes of clause (iv) above.

“Transaction Documents” means, collectively, this Agreement, the Certificate of Merger and the Escrow Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.10(a).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Undisputed Items” has the meaning set forth in Section 2.12(b)(ii).

“Unitholders” means any holder of issued and outstanding Holdings Units.

“Units” has the meaning set forth in the recitals to this Agreement.

“Unpaid Seller Expenses” means the aggregate amount of Seller Expenses incurred and unpaid as of the open of business on the Closing Date.

“Waived 280G Benefits” has the meaning set forth in Section 6.15.

“WARN” has the meaning set forth in Section 3.14(c).

“Withholding Certificates” has the meaning set forth in Section 6.10(i).

Section 1.2      Interpretation.      Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (vi) the word “or” is disjunctive but not necessarily exclusive; (vii) references to the “ordinary course” or the “ordinary course of business” for any Person shall refer to an action taken by a Person that is consistent in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person (including, for the avoidance of doubt, recent past practice in light of the current pandemic, epidemic or disease outbreak); provided, that any COVID-19 Response shall be deemed to be in the ordinary course of business; (viii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other things extends and does not mean simply “if;” (ix) terms used herein that are not defined herein but are defined in GAAP have the meanings ascribed to them therein; (x) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (xi) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xii) references to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules or regulations promulgated thereunder; (xiii) references to any Person include the successors and permitted assigns of that Person; (xiv) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (xv) unless otherwise stated, all references to sums of money are expressed in the lawful money of the United States and the words “dollar” or “$” shall mean U.S. dollars; (xvi) any statement in this Agreement to the effect that any information, document or other material has been “made available” shall mean such information, document or other material was included and available at least two days prior to the date hereof in the folder entitled “Post-LOI Due Diligence (July 2021)” in the virtual data room hosted by box; and (xvii) the word “day” means calendar day unless Business Day is expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

ARTICLE 2

PURCHASE AND SALE; MERGER

Section 2.1      Purchase and Sale of the Blocker Units.      Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent will purchase, acquire and accept from the Blocker Seller, and the Blocker Seller will sell, assign, transfer, convey and deliver to Parent, the Blocker Units free and clear of all Liens (other than restrictions on transfer under applicable securities Laws).

Section 2.2      The Merger.      Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Holdings and the separate existence of Merger Sub shall thereupon cease, and Holdings shall continue as the surviving limited partnership in the Merger and a wholly owned subsidiary of Parent (the “Surviving Entity”) in accordance with the Act.

Section 2.3      Closing of the Transactions Contemplated by this Agreement.      The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York time, on a date to be specified by the Parties, which shall be no later than the third (3rd) Business Day after satisfaction (or waiver) of the conditions set forth in Article 7 (other than those conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party, but subject to the satisfaction or waiver of such conditions at the Closing) remotely (through the electronic exchange of documents and consideration required to be delivered at the Closing), unless another time, date or place is agreed to in writing by Parent and the Representative. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 2.4      Effective Time.      Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Parties shall cause the certificate of merger, substantially in the form attached as Exhibit C hereto (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 2.5      Effects of the Merger.      The Merger shall have the effects provided herein, in the Certificate of Merger and the applicable provisions of the Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Holdings and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Holdings and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

Section 2.6      Surviving Entity Certificate of Limited Partnership; LP Agreement.      At the Effective Time, (a) the certificate of limited partnership of Merger Sub in effect immediately prior to the Effective Time shall become the certificate of limited partnership of the Surviving Entity, except that references to Merger Sub’s name shall be deemed to be replaced with references to the Surviving Entity’s name (the “Surviving Entity Certificate of Limited Partnership”) and (b) the limited partnership agreement of Merger Sub in effect immediately prior to the Effective Time shall become the limited partnership agreement of the Surviving Entity, except that references to Merger Sub’s name shall be deemed to be replaced with references to the Surviving Entity’s name (the “Surviving Entity LP Agreement”), in each case, until thereafter changed or amended as provided therein or by applicable Law.

Section 2.7      General Partner.      The general partner of Merger Sub immediately prior to the Effective Time shall be the general partner of the Surviving Entity, to serve as the general partner in accordance with the Surviving Entity Certificate of Limited Partnership and the Surviving Entity LP Agreement until such general partner is removed in accordance with the Surviving Entity Certificate of Limited Partnership. For the avoidance of doubt, the General Partner of Holdings shall continue to exist and no longer own any interest in the Surviving Entity.

Section 2.8      Officers.      The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Entity, each to hold office in accordance with the Surviving Entity Certificate of Limited Partnership and the Surviving Entity LP Agreement until such officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.9      Conversion of Units.      In accordance with the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the Unitholders, the following shall occur:

(a)     Residual Holdings Units.      Each Residual Holdings Unit other than the Residual Holdings Units held by Blocker outstanding as of the Effective Time shall be converted into the right to receive, subject to the terms of this Agreement, an amount in cash equal to the applicable Unitholder’s portion of the Estimated Purchase Price plus a contingent right to receive a portion of the Deferred Payments (if and to the extent payable pursuant to Section 2.10), in each case, as set forth on the Allocation Schedule.

(b)      Incentive Units.      Each Incentive Unit outstanding as of the Effective Time that is not a Participating Incentive Unit will terminate and be forfeited as of the Effective Time without any consideration in accordance with the terms of the applicable grant agreement.

(c)      Merger Sub Units.      Each partnership interest of Merger Sub outstanding as of the Effective Time and held by Parent shall be converted into a voting partnership interest in the Surviving Entity.

Section 2.10      Deferred Payments.      From time to time from and after the Closing Date, each Seller shall be entitled to receive its portion in accordance with the Allocation Schedule, if any, of the Adjustment Escrow Amount, the Earn-Out Escrow Amount, the Indemnity Escrow Amount, the Representative Expense Amount, any upward adjustment to the Purchase Price pursuant to Section 2.12 and any income Tax refunds or credits payable to the Sellers pursuant to Section 6.10(e) (collectively, such amounts the “Deferred Payments”): (a) in the case of the Adjustment Escrow Amount, to the extent such amounts are released from the Adjustment Escrow Account for the benefit of the Sellers pursuant to and in accordance with the terms of this Agreement and the Escrow Agreement; (b) in the case of the Earn-Out Escrow Amount, to the extent such amounts are released from the Earn-Out Escrow Account for the benefit of the Sellers pursuant to and in accordance with the terms of this Agreement and the Escrow Agreement; (c) in the case of the Indemnity Escrow Amount, to the extent such amounts are released from the Indemnity Escrow Account for the benefit of the Sellers pursuant to and in accordance with the terms of this Agreement and the Escrow Agreement; (d) in the case of the Representative Expense Amount, to the extent such amounts are distributed by the Representative for the benefit of the Sellers pursuant to and in accordance with the terms of this Agreement; (e) in the case of any upward adjustment to the Purchase Price pursuant to Section 2.12, to the extent such amount becomes due and payable in accordance with Section 2.12; and (f) in the case of any income Tax refunds or credits payable to the Sellers pursuant to Section 6.10(e), to the extent such amount becomes due and payable in accordance with Section 6.10(e).

Section 2.11     Deliveries at the Closing.

(a)      Deliveries by the Blocker Seller.      At the Closing, the Blocker Seller shall deliver to Parent:

(i)      appropriate instruments of transfer to convey the Blocker Units to Parent, free and clear of all Liens (other than transfer restrictions under applicable securities Laws), duly executed or endorsed, as applicable, and in form and substance reasonably acceptable to Parent; and

(ii)      the closing certificate required to be delivered by the Blocker Seller pursuant to Section 7.2(c), duly executed by the Blocker Seller.

(b)      Deliveries by the Representative.      At the Closing, the Representative shall deliver, or cause to be delivered, to Parent:

(i)      duly executed Debt Payoff Letters;

(ii)      the Letter of Transmittal of each Unitholder that it received prior to Closing;

(iii)      the closing certificate required to be delivered by the Company pursuant to Section 7.2(c), duly executed by the Company;

(iv)      the Escrow Agreement, duly executed by the Representative and the Escrow Agent; and

(v)      written resignations of (A) all directors, officers and managers of the Blocker and (B) those officers, directors and managers of the other Group Companies listed on Schedule 2.11(b)(v).

(c)      Deliveries by Parent.      At the Closing, Parent shall:

(i)      Pay, or cause to be paid, the amounts set forth in Section 2.12 in accordance therewith;

(ii)      deliver, or cause to be delivered, to the Representative the closing certificate required to be delivered by Parent and Merger Sub pursuant to Section 7.3(c), duly executed by each of Parent and Merger Sub; and

(iii)      deliver to the Representative the Escrow Agreement, duly executed by Parent.

Section 2.12      Purchase Price.

(a)      Closing Date Payments.      No later than five (5) Business Days prior to the Closing, the Representative shall deliver to Parent (i) the Representative’s good faith calculation of the Estimated Purchase Price and each of the components thereof (calculated in a manner consistent with the definitions and other applicable provisions of this Agreement), (ii) the Allocation Schedule, (iii) a calculation of the Estimated Aggregate Earn-Out Payment, in each case together with reasonable supporting detail and documentation (including supporting calculations and schedules) used by the Representative in its calculations thereof. Upon receipt of the calculation of the Estimated Purchase Price, Parent shall be permitted to review and provide comments thereto, the Representative shall reasonably consider any comments made by Parent in respect thereof, and the Parties shall cooperate in good faith to resolve any disagreements with respect to such calculations, it being understood that Parent shall have no approval rights with respect to the calculation of the Estimated Purchase Price or the basis thereof; provided, that in case of any disagreement between the Parties, in no case shall such disagreement hinder or delay the Closing and the calculations originally delivered by the Representative shall control. If the parties agree to any changes to the Estimated Purchase Price or the components thereof, such changes shall be deemed included in the applicable calculations for purposes of the Estimated Purchase Price to be paid pursuant to this Section 2.12. At the Closing, Parent shall pay, in cash by wire transfer of immediately available funds, the following:

(i)      (x) $10,000,000.00 (such amount, the “Adjustment Escrow Amount”) shall be deposited into an escrow account (the “Adjustment Escrow Account”), (y) an amount of cash equal to the Estimated Aggregate Earn-Out Payment (such amount, the “Earn-Out Escrow Amount”) shall be deposited into an escrow account (the “Earn-Out Escrow Account”) and (z) $1,800,000.00 (such amount, the “Indemnity Escrow Amount”) shall be deposited into an escrow account (the “Indemnity Escrow Account”), each of which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be (A) entered into on the Closing Date by and among the Representative, Parent and Citibank N.A. (the “Escrow Agent”) and (B) in a form to be reasonably agreed upon among the Representative, Parent and the Escrow Agent prior to the Closing;

(ii)      $9,098,120 (such amount, the “Representative Expense Amount”) shall be deposited into an account established by the Representative (the “Representative Expense Account”) for purposes of satisfying (A) costs, expenses and/or liabilities incurred in its capacity as the Representative and otherwise in accordance with this Agreement and (B) obligations of the Representative pursuant to Section 6.12(e);

(iii)      on behalf of the Group Companies, (A) the portion of the Closing Date Indebtedness set forth on Schedule 2.12(a)(iii) (collectively, the “Funded Indebtedness”) and (B) the Unpaid Seller Expenses that are included in the Estimated Purchase Price, in each case, to the extent evidenced by and in accordance with the Debt Payoff Letters, final invoices or other evidence reasonably satisfactory to Parent, and the wire instructions for each such payment, delivered to Parent at least two (2) Business Days prior to the Closing Date; and

(iv)      to the Representative, an amount that will be promptly paid to the Sellers in accordance with the Allocation Schedule equal to (A) the Estimated Purchase Price, minus (B) the Adjustment Escrow Amount, minus (C) the Earn-Out Escrow Amount, minus (D) the Indemnity Escrow Amount, minus (E) the Representative Expense Amount.

(b)      Determination of the Final Purchase Price.

(i)      As soon as practicable, but no later than seventy-five (75) days after the Closing Date, Parent shall prepare and deliver to the Representative, Parent’s good faith proposed calculation of (A) the Net Working Capital (and the related Net Working Capital Adjustment, if any), (B) the amount of Cash and Cash Equivalents, (C) the amount of Closing Date Indebtedness, (D) the amount of Unpaid Seller Expenses and (E) the Purchase Price, and, in each case, the components thereof and in a manner consistent with the definitions and other applicable provisions of this Agreement. The proposed calculations described in the previous sentence shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations”. With respect to any component of the Purchase Price for which Parent proposes an adjustment from the amounts set forth in the Representative’s calculation of the Estimated Purchase Price, the Proposed Closing Date Calculations shall set forth the amount of such adjustment and a reasonably detailed description of the basis for such adjustment. Parent agrees to prepare the Proposed Closing Date Calculations in a manner consistent with the Accounting Principles, the definitions and other applicable provisions of this Agreement, and Parent shall not make any changes to the assumptions explicitly set forth in the Accounting Principles or the Example Statement of Net Working Capital, as applicable (including the methodologies for determining reserves and accruals (including accrued expenses and accrued payroll and benefits) used by the Group Companies with respect thereto). If Parent fails to timely deliver any of the Proposed Closing Date Calculations in accordance with the foregoing, then the Actual Adjustment shall be deemed to equal zero.

(ii)      The Representative shall have thirty (30) days following receipt of the Proposed Closing Date Calculations to review such calculations (such thirty (30)-day period, as extended or modified as contemplated herein, the “Review Period”). The Representative may, on or prior to the last day of the Review Period, give to Parent written notice of dispute, which sets forth in reasonable detail its specific objections to Parent’s calculation of the Proposed Closing Date Calculations and the particulars of such disagreement including its proposed calculation of each disputed item (a “Purchase Price Dispute Notice”). Unless the Representative delivers a Purchase Price Dispute Notice to Parent on or before the last day of the Review Period, the Representative and the other Parties agree that the Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital (and the related Net Working Capital Adjustment, if any), Cash and Cash Equivalents, Closing Date Indebtedness, Unpaid Seller Expenses, and the Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment). Prior to the end of the Review Period, the Representative may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Parent, in which case the Purchase Price will be finally determined when such notice is given. If the Representative gives a Purchase Price Dispute Notice to Parent on or prior to the last day of the Review Period, Parent and the Representative shall use commercially reasonable efforts to resolve any disputes set forth in the Purchase Price Dispute Notice in good faith during the thirty (30)-day period commencing on the date Parent receives the applicable Purchase Price Dispute Notice from the Representative (such thirty (30)-day period, as extended or modified by the mutual written agreement of the Representative and Parent, the “Negotiation

Period”). The parties hereto acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to Parent and the Representative during the Negotiation Period and any subsequent dispute arising therefrom. If the Representative and Parent do not agree upon a final resolution with respect to any disputed items set forth in the Purchase Price Dispute Notice during the Negotiation Period, then the remaining items in dispute (the “Disputed Items”) shall be submitted promptly by Parent and the Representative to PricewaterhouseCoopers or, if such firm is unwilling or unable to serve, another independent firm of national reputation mutually acceptable to Parent and the Representative capable of serving as an accounting expert (the “Accounting Firm”). Any item not specifically submitted to the Accounting Firm for evaluation (the “Undisputed Items”) shall be deemed final and binding on the Parties (as set forth in the Proposed Closing Date Calculations, the Purchase Price Dispute Notice or as otherwise resolved in writing by the Representative and Parent, in each case, as applicable).

(iii)      The Accounting Firm shall be requested to render a written determination of the Disputed Items (acting as an expert and not as an arbitrator) within forty-five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (A) the definitions and other applicable provisions of this Agreement, (B) a single presentation (which presentations shall be limited to the Disputed Items set forth in the Proposed Closing Date Calculations and Purchase Price Dispute Notice and, with respect to each Disputed Item, shall set forth a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the Proposed Closing Date Calculations and Purchase Price Dispute Notice and the basis for proposing such value) submitted by each of Parent and the Representative to the Accounting Firm within 15 days after the engagement thereof (which the Accounting Firm shall forward to the other Party upon receipt of both such presentations) and (C) one (1) written response (which, with respect to any Disputed Item, shall not set forth a value in excess of, or less than, the greatest or lowest value, respectively, set forth in the presentations contemplated by clause (B)) submitted to the Accounting Firm within five (5) Business Days after receipt of each such presentation (which the Accounting Firm shall forward to the other Party upon receipt of both such submissions), and not on independent review, which such determination shall be conclusive and binding on Parent and the Sellers. The terms of appointment and engagement of the Accounting Firm shall be as reasonably agreed upon between the Representative and Parent, and any associated engagement fees shall initially be borne fifty percent (50%) by the Sellers and fifty percent (50%) by Parent; provided that such fees shall ultimately be borne by the Sellers and Parent in the same proportion as the aggregate amount of the Disputed Items that is unsuccessfully disputed by each such party (as determined by the Accounting Firm) bears to the total amount of the Disputed Items submitted to the Accounting Firm. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense. The Accounting Firm shall resolve each Disputed Item by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the presentations (and, if applicable, the responses) delivered to the Accounting Firm pursuant to this Section 2.12(b)(iii). Such determination of the Accounting Firm shall be conclusive and binding upon the Parties absent fraud or manifest error. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.12(b)(iii), and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Indebtedness, Unpaid Seller Expenses and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

(iv)      Parent shall, and shall cause each Group Company to, promptly make such Group Company’s financial records, supporting documents and work papers and personnel available to the Representative and its accountants and other representatives (including the Accounting Firm) at reasonable times during normal working hours the review by the Representative (at the Representative’s sole expense) of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations (subject to the execution of customary access letters and similar documentation).

(v)      The Parties agree that the procedures set forth in this Section 2.12 for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit either Party from instituting litigation to enforce any final determination of the Purchase Price by the Accounting Firm pursuant to Section 2.12(b)(iv) or to compel any Party to submit any dispute arising in connection with this Section 2.12(b) to the Accounting Firm pursuant to and in accordance with the terms and conditions set forth in this Section 2.12(b), in each case, in any court of competent jurisdiction in accordance with Section 10.13. The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the Parties to have any final determination of the Purchase Price by the Accounting Firm proceed in an expeditious manner; provided, that any deadline or time period contained herein may be extended or modified by the written agreement of the Representative and Parent and the Representative and Parent agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 2.12.

(c)      Adjustment to Estimated Purchase Price.

(i)      If the Actual Adjustment is a positive amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.12(b), (A) Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release any excess funds then remaining in the Adjustment Escrow Account to the Sellers in accordance with the Allocation Schedule and (B) Parent shall pay, or shall cause the Company to pay, to the Representative (for further distribution to the Sellers in accordance with the Allocation Schedule) the amount of the Actual Adjustment in cash by wire transfer of immediately available funds to an account specified by the Representative.

(ii)      If the Actual Adjustment is a negative amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.12(b), Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Parent an amount equal to the absolute value of the Actual Adjustment from the Adjustment Escrow Funds; provided that if the absolute value of the Actual Adjustment is less than the Adjustment Escrow Amount, then simultaneously with the delivery of such joint written instructions, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release any excess funds then remaining in the Adjustment Escrow Account to the Sellers in accordance with the Allocation Schedule. Notwithstanding anything contained herein to the contrary, the Adjustment Escrow Amount shall serve as the sole and exclusive source of recovery for any amounts owed to Parent in connection with the final determination of the Purchase Price and Actual Adjustment pursuant to any provision of this Section 2.12.

(iii)      Any amounts which become payable pursuant to this Section 2.12 will constitute an adjustment to the Purchase Price for all purposes hereunder to the extent permitted by Applicable Law.

Section 2.13      Letters of Transmittal.

(a)      Prior to Closing, Holdings shall mail or otherwise deliver to the Unitholders a form of Letter of Transmittal substantially in the form attached hereto as Exhibit B, along with instructions specifying the manner in which each such Unitholder should complete a Letter of Transmittal and otherwise complete and deliver the documents required to be provided by such Unitholder pursuant to Section 2.13(b) or Section 2.13(c).

(b)      With respect to each Unitholder that has delivered to Holdings and the Representative on or prior to Closing (i) a Letter of Transmittal, completed and signed by such Unitholder and (ii) an IRS Form W-9, or the appropriate IRS Form W-8, signed by such Unitholder, then promptly following the Closing, the Representative will pay to such Unitholder, in immediately available funds, the portion of the Estimated Purchase Price payable to such Unitholder in accordance with the Allocation Schedule in respect of each Holdings Unit that such Unitholder owned as of immediately prior to the Effective Time pursuant to the payment instructions provided by such Unitholder in such Unitholder’s Letter of Transmittal. In addition, such Unitholder will also be entitled to receive the applicable Deferred Payments (if any) at such time as such Deferred Payments are payable to such Unitholder in accordance with the terms of this Agreement in respect of each Holdings Unit that such Unitholder owned as of immediately prior to the Effective Time pursuant to the payment instructions provided by such Unitholder in such Unitholder’s Letter of Transmittal.

(c)      With respect to each Unitholder that delivers to the Representative after Closing (i) a Letter of Transmittal, completed and signed by such Unitholder and (ii) an IRS Form W-9, or the appropriate IRS Form W-8, signed by such Unitholder, then Representative shall promptly following delivery thereof pay to such Unitholder, in immediately available funds, the portion of the Estimated Purchase Price (without interest) payable to such Unitholder in accordance with the Allocation Schedule in respect of each Holdings Unit that such Unitholder owned as of immediately prior to the Effective Time pursuant to the payment instructions provided by such Unitholder in such Unitholder’s Letter of Transmittal. In addition, such Unitholder will also be entitled to receive the applicable Deferred Payments (if any) at such time as such Deferred Payments are payable to such Unitholder in accordance with the terms of this Agreement in respect of each Holdings Unit that such Unitholder owned as of immediately prior to the Effective Time pursuant to the payment instructions provided by such Unitholder in such Unitholder’s Letter of Transmittal.

(d)      At the Effective Time, the stock transfer books of Holdings shall be closed and thereafter, there shall be no transfers of shares of Holdings Units that were outstanding immediately prior to the Effective Time, other than Holdings Units held by the Blocker.

(e)      None of Parent, the Surviving Entity or the Representative, or any of their respective Subsidiaries or Affiliates, shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar law.

Section 2.14      Withholding.      Notwithstanding any other provision in this Agreement, Parent shall have the right to deduct and withhold any required Taxes from any payments to be made hereunder; provided, however, except if a Seller fails to provide the Withholding Certificates, Parent shall use commercially reasonable efforts to provide the Representative with a written notice of Parent’s intention to withhold at least three (3) Business Days prior to any such withholding and Parent and the Representative shall cooperate to minimize any such Taxes. To the extent that amounts are so withheld and paid to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Sellers or any other recipient of payment in respect of which such deduction and withholding was made.

Section 2.15      Further Assurances.      At and after the Effective Time, each Party will, and will cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other Party may reasonably request to effect or consummate the transactions contemplated hereby. Holdings will execute and deliver any further documents and take such further actions as reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows as of the date of this Agreement and as of the Closing:

Section 3.1      Organization and Qualification; Subsidiaries.

(a)      The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company is a corporation, partnership, limited liability company or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the laws of its respective jurisdiction of formation or organization, except where the failure to be in good standing (or the equivalent thereof) would not reasonably be material to the Group Companies, taken as a whole. Each Group Company has the requisite corporate, partnership, limited liability company or other applicable power and authority to own, lease and operate its material assets and properties and to carry on its businesses as presently conducted, except as would not reasonably be material to the Group Companies, taken as a whole. True and complete copies of the Governing Documents of each Group Company have been made available to Parent and no Group Company is in violation in any material respect of any such Governing Documents.

(b)      Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified, or licensed and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c)      Schedule 3.1(c) sets forth, with respect to each Group Company, its organizational structure, jurisdiction of organization and complete legal ownership.

Section 3.2      Capitalization of the Group Companies.

(a)      Schedule 3.2(a) sets forth (x) all of the issued and outstanding Holdings Units and the holder of record and beneficial owner of each Holdings Unit (and, with respect to any Incentive Units, vested status) as of the date hereof and (y) all of the issued and outstanding Holdings Units and the holder of record and beneficial owner of each Holdings Unit (and, with respect to any Incentive Units, vested status) immediately following the Pre-Closing Distribution. Each Holdings Unit has been duly authorized, validly issued, fully paid and are non-assessable, has been issued in compliance with all applicable securities Laws and has not been issued in violation of, or subject to, any preemptive, subscription or similar rights of any other Person. On the Closing Date, the Blocker Units shall comprise all of the Blocker’s authorized equity interests that are issued and outstanding and the Blocker Units shall have been duly authorized, validly issued, fully paid and non-assessable, shall have been issued in compliance with all applicable securities Laws and not in violation of, or subject to, any preemptive, subscription or similar rights of any other Person. Except as set forth in its Governing Documents, no Group Company is a party or subject to any voting trust or other voting agreement with respect to any of its capital stock or other equity securities or any agreement relating to the redemption, transfer or other disposition of any of its capital stock or other equity securities, and no Group Company has any contingent or other obligation to repurchase, redeem or otherwise acquire any of its outstanding capital stock or other equity securities. As of the date hereof and as of the Closing, except for the Holdings Units, there are no outstanding (i) equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for, at any time, equity securities of the Company and (iii) rights to acquire from the Company or obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company.

(b)      No Group Company directly or indirectly owns, or holds the right to acquire, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. Except as set forth on Schedule 3.2(a) or as set forth in its Governing Documents, all outstanding equity securities of each Subsidiary of the Company (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation or other applicable Law) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable, are free and clear of any Liens (other than Permitted Liens) and are owned, beneficially and of record, by another Group Company. Except as set forth on Schedule 3.2(a), there are no outstanding (i) equity securities or voting securities of any Subsidiary of the Company, (ii) securities of any Subsidiary of the Company convertible into or exchangeable for, at any time, equity securities or voting securities of any Subsidiary of the Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require a Group Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity securities of any Subsidiary of the Company, (iv) equity appreciation, phantom equity, profit participation or similar rights (contingent or otherwise) or other securities or interests with respect to any Subsidiary of the Company and (v) rights to acquire from any Subsidiary of the Company, and no obligation of any Subsidiary of the Company to issue, any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company.

Section 3.3      Authority.      Each Group Company has the requisite power and authority to execute, deliver and perform each Transaction Document to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance of each Transaction Document to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the applicable Group Company, and no other proceedings on its part are necessary to authorize the execution, delivery and performance of each Transaction Document. Each Transaction Document to which it is a party has been duly executed and delivered by the applicable Group Company and constitutes a valid, legal and binding agreement of the applicable Group Company (assuming that each such Transaction Document has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against the applicable Group Company in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought. No vote of any Group Company’s equityholders is required to approve this Agreement or for such Group Company to consummate the transactions contemplated hereby. No holder of Holdings Units nor any other party will be entitled to appraisal rights with respect to the transactions contemplated by this Agreement.

Section 3.4      Financial Statements; Undisclosed Liabilities.      Attached hereto as Schedule 3.4 are true and complete copies of the following financial statements (such financial statements, collectively, the “Financial Statements”):

(a)      the audited consolidated financial statements of Holdings for the fiscal year ended January 2, 2021 and for the period ended December 28, 2019 and the related consolidated balance sheet, statement of operations, statement of members’ equity and statement of cash flows for the corresponding 12-month periods then ended (collectively, the “Audited Financial Statements”); and

(b)      the unaudited consolidated balance sheet of Holdings as of the Latest Balance Sheet Date (the “Latest Balance Sheet”) and the related consolidated statement of operations, statement of members’ equity and statement of cash flows for the six-month period then ended (together with the Latest Balance Sheet, the “Interim Financial Statements”).

(c)      Except as set forth on Schedule 3.4, the Financial Statements (i) have been prepared from, and in accordance with, and accurately reflect the books and records of the Group Companies, (ii) have been prepared in accordance with GAAP, except as may be indicated in the notes thereto , consistently applied throughout the periods indicated, except, in the case of the Interim Financial Statements, for the absence of footnotes which if presented would not materially differ from those presented in the Audited Financial Statement, and (iii) fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as of the dates thereof and their consolidated results of operations for the periods then ended (in the case of the Interim Financial Statements, subject to the absence of footnotes which, if presented, would not materially differ from those presented in the Audited Financial Statements, and to normal year-end adjustments that are not, individually or in the aggregate, material).

(d)      None of the Group Companies has any liability or obligation of any kind, whether or not accrued, contingent or otherwise, other than liabilities and obligations (i) adequately reflected on, specifically reserved against or otherwise described in the Latest Balance Sheet; (ii) that have arisen since the Latest Balance Sheet Date in the ordinary course of business of the Group Companies (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation); (iii) incurred pursuant to this Agreement; (iv) expressly contemplated by this Agreement; or (v) executory obligations under written Contracts to which any of the Group Companies is a party.

Section 3.5      Consents and Approvals; No Violations.      Except as set forth on Schedule 3.5, no notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of any of the Transaction Documents to which any Group Company is a party or the consummation by any Group Company of the transactions contemplated thereby, except for (i) compliance with and filings under the HSR Act or (ii) those the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, be material to the business of the Group Companies taken as a whole. Neither the execution, delivery or performance by the Company of any Transaction Document to which it is a party nor the consummation by the Company of the transactions contemplated thereby will (a) conflict with or result in any breach of any provision of the Company’s Governing Documents, (b) except as set forth on Schedule 3.5, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or a loss or impairment of any material benefit or right), under any of the terms, conditions or provisions of any Material Contract or Material Permit to which any Group Company is a party, (c) violate any Law of any Governmental Entity having jurisdiction over any Group Company or any of their respective material properties or assets or (d) result in the creation of any Lien upon any of the material assets of any Group Company, which in the case of any of clauses (b), (c) and (d) above, would reasonably be expected to be, individually or in the aggregate, material to the Group Companies taken as a whole.

Section 3.6      Material Contracts.

(a)      Except as set forth on Schedule 3.6(a) (the Contracts required to be set forth on Schedule 3.6(a), collectively, the “Material Contracts”) and except for this Agreement or any Employee Benefit Plan (other than with respect to Section 3.6(a)(xiv) below), as of the date of this Agreement, no Group Company is a party to or bound by any:

(i)      agreement or indenture relating to Indebtedness or the borrowing of money, or to the mortgaging, pledging or otherwise placing a Lien on any assets, in each case in an amount or for a value in excess of $250,000;

(ii)      guaranty of any obligation for borrowed money in excess of $250,000;

(iii)      lease or agreement under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, under which the aggregate annual rental payments exceed $250,000;

(iv)      lease or agreement under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by any Group Company, under which the aggregate annual rental payments exceed $250,000;

(v)      partnership agreements, joint venture agreements or similar equity investment agreements relating to or involving the Group Companies (other than Governing Documents of any Group Company or any agreement between a Group Company and any other Group Company);

(vi)      Contract (A) prohibiting any Group Company from freely engaging in any material line of business or (B) restricting in any material respect any Group Company from freely competing with any Person or in any geographic area;

(vii)      Contract that relates to the disposition or acquisition of material assets or properties by any Group Company, or any merger or business combination with respect to any Group Company, in each case executed within the last five years;

(viii)      Contract that includes any continuing “earn-out” or other similar contingent or deferred payment obligations on the part of any Group Company in connection with acquisitions by any Group Company of assets or capital stock or other equity interests of any Person;

(ix)      Contract whereby any Group Company grants or is granted by any Person any license, sublicense, right, consent or non-assertion under or with respect to any Intellectual Property Rights, other than (A) commercially-available, “off the shelf” software licensed pursuant to a non-exclusive license agreement in which the aggregate payments during the 12-month period ended December 31, 2020 exceeded $250,000, (B) non-exclusive licenses and other rights granted to vendors or customers in the ordinary course, or (C) where the licenses to Intellectual Property Rights granted in such Contract are merely incidental to the transaction contemplated by such Contract;

(x)      Contract that grants any rights of first refusal, rights of first offer or other similar rights to any Person with respect to any equity interests or material asset of any Group Company;

(xi)      Contract that obligates any Group Company to make any non-cancelable capital expenditure in an amount in excess of $250,000 individually and $500,000 in the aggregate over the life of such contract;

(xii)      Contract with a Material Supplier;

(xiii)      Contract with a Material Customer;

(xiv)      Contract for the employment of any current employee with a base annual compensation in excess of $100,000, other than any such contract that does not provide for severance or other termination benefits and that is terminable by any Group Company without liability; or

(xv)      the Real Estate Leases.

(b)      Each Material Contract is valid and binding on the applicable Group Company and enforceable in accordance with its terms against such Group Company (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity) and is in full force and effect. No Group Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or default under any Material Contract and no Group Company has received written notice alleging any of the foregoing. During the period beginning on December 31, 2020 and ending on the date of this Agreement, no Group Company has received written notice of any default under any Material Contract, except for defaults that would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies taken as a whole. The Company has made available to Parent a true, correct and complete copy of all Material Contracts, together with all supplements, amendments, waivers or other changes thereto.

(c)      (i) Schedule 3.6(c)(i) contains a complete and correct list of the Group Company’s twenty largest vendors by aggregate spend for the fiscal year ended December 31, 2020 (each, a “Material Supplier”); and (ii) Schedule 3.6(c)(ii) contains a complete and correct list of the Group Company’s twenty largest customers by aggregate revenue for the fiscal year ended December 31, 2020 (each, a “Material Customer” and, together with the Material Suppliers, the “Material Parties”). No Material Party has provided any Group Company with written or, to the Knowledge of the Company, oral notice that it may or will terminate doing business with the Group Companies or cancel or otherwise adversely modify its relationship with the Group Companies in any material manner.

(d)      For all purposes under this Agreement, any (i) Government Contract or Government Subcontract to which the ITEC division is subject and (ii) any Contract containing “most favored nation” pricing shall be considered a “Material Contract.” Schedule 3.6(d) sets forth a true, complete and correct list of all counterparties to any Government Contract or Government Subcontract with the ITEC division.

Section 3.7      Absence of Changes.      Since January 2, 2021, there has not been any Material Adverse Effect. Except as set forth on Schedule 3.7, during the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, each Group Company has conducted its business in the ordinary course. Except as set forth on Schedule 3.7, since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has taken any action that would, after the date hereof, be prohibited by Section 6.1(a).

Section 3.8      Litigation.      There are no, and since (a) January 1, 2018 with respect to the Group Companies (other than any Group Company that was acquired during such period) and (b) January 1, 2018 with respect to any Group Company that was acquired during such period and with respect to any of the following that has not yet been settled, there have not been any, civil, criminal or administrative actions, suits, litigations, arbitrations, hearings, investigations, audits, examinations, complaints, claims, charges, citations or other proceedings (each a “Proceeding”) pending or threatened in writing and, to the Knowledge of the Company, there are no investigations, against any Group Company before or by any Governmental Entity or arbitrator. No Group Company is, and since January 1, 2018 none of the Group Companies has been, a party to, and none of them nor any of their respective assets, rights or properties has been subject to, any outstanding material Order.

Section 3.9      Compliance with Applicable Law.

(a)      Except as set forth on Schedule 3.9, the Group Companies hold all material security clearances and material permits, licenses, approvals, certificates, qualifications, pre-qualifications, registrations, waivers, approvals, and other authorizations of and from all, and have made all declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted (each, a “Material Permit”), and are, and since January 1, 2018 have been, in compliance with the terms of the Material Permits in all material respects. All Material Permits are in full force and effect, and there are no material defaults thereunder or Proceedings pending or, to the Knowledge of the Company, threatened, by any Governmental Entity that seek the revocation, cancellation, suspension or adverse modification thereof. Each Group Company is, and since January 1, 2018 has been, in compliance in all material respects with all applicable Laws.

(b)      Since January 1, 2018, no Group Company nor, to the Knowledge of the Company, none of their respective representatives, has provided, offered, gifted or promised, directly or indirectly, anything of value to any Government Official, political party or candidate for government office in violation of any Law for the purpose of: (i) influencing any act or decision of such official, party or candidate in his or her official capacity, inducing such official, party or candidate to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the benefit of any Group Company; or (ii) inducing such official, party or candidate to use his or her influence with his or her government or instrumentality to affect or influence any act or decision of such government or instrumentality, in order to assist any Group Company in obtaining or retaining business for or with, or directing business to, any Person. No

Group Company nor, to the Knowledge of the Company, none of their respective representatives (A) are Sanctioned Persons; or (B) have engaged in any transaction or dealing, or provided funds or anything of value, to a Sanctioned Person in breach of applicable Sanctions and Export Control Laws. Since January 1, 2018, no Group Company has conducted any internal investigation in connection with which outside legal counsel was retained for the purpose of conducting or assisting with such investigation with respect to any actual, potential or alleged violation of any Law issued by a Governmental Entity, including all applicable Sanctions and Export Control Laws.

Section 3.10      Employee Plans.

(a)      Schedule 3.10(a) contains a true and complete list of all material Employee Benefit Plans. With respect to each material Employee Benefit Plan, the Sellers have made available to Parent and Merger Sub true and complete copies of the following documents, in each case to the extent applicable: (i) the current plan document for such Employee Benefit Plan and all amendments thereto, or a written summary of the material terms of any unwritten material Employee Benefit Plan, (ii) the most recent determination letter (or if such Employee Benefit Plan is a prototype plan, the opinion letter), (iii) annual nondiscrimination testing results for the most recently completed plan year, (iv) the most recent Form 5500, with schedules attached, (v) any trust or funding agreements, insurance policies or similar Contracts (including any stop loss insurance policies) currently in effect and (vi) any non-routine notices, letters or other correspondence from the Internal Revenue Service, the Department of Labor or any other Governmental Entity relating to such Employee Benefit Plan dated within the past three (3) years.

(b)      No Employee Benefit Plan is, and no Group Company has any obligations or actual or contingent liability (including with respect to the past six (6)-year period or on account of an ERISA Affiliate) with respect to, any plan that is or was (i) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA or (iv) a multiple employer plan as defined in Section 413 of the Code. No Employee Benefit Plan provides, and no Group Company has or could reasonably be expected to have any liability or obligation to provide, health, life insurance or other welfare benefits to former employees of any Group Company (or their dependents) other than health continuation coverage pursuant to COBRA, continuation of disability coverage until the end of a period of disability and pursuant to conversion rights for which the former employee bears all associated costs of conversion coverage.

(c)      Each Employee Benefit Plan has been maintained and administered in all material respects in compliance with the requirements of all applicable Laws, including without limitation ERISA and the Code. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service, and, to the Knowledge of Holdings, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

(d)      No Group Company has engaged in any non-exempt “prohibited transaction” with any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA or the Code.

(e)      With respect to each Employee Benefit Plan, (i) no Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and (ii) to the Knowledge of the Company, no audit by the Department of Labor, the Internal Revenue Service or any other Governmental Entity is pending or threatened.

(f)      Each Employee Benefit Plan has been administered and maintained, in form and operation, in all material respects in compliance with Section 409A of the Code, and none of the Group Companies has any obligation to gross-up or indemnify any individual with respect to any Tax associated therewith.

(g)      Except as set forth on Schedule 3.10(g) (i), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will not (i) entitle any current or former employee, consultant, director or other individual service provider (or any dependent or beneficiary thereof) of a Group Company to any payment or benefit under any Employee Benefit Plan, (ii) increase the benefits payable under any Employee Benefit Plan, (iii) accelerate the vesting, funding or time of payment under any Employee Benefit Plan or (iv) require a contribution by a Group Company to any Employee Benefit Plan. Except as set forth on Schedule 3.10(g)(ii), no Group Company is a party to any agreement, arrangement or plan that has resulted, or will result, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code in connection with the transactions contemplated by this Agreement and determined without regard to any compensation arrangements entered into by or at the discretion of Parent or Merger Sub. No Group Company has any obligation to gross-up or indemnify any individual with respect to any Tax incurred under Section 4999 of the Code.

Section 3.11      Environmental Matters.

(a)      The Group Companies are, and at all times since January 1, 2018 have been, in compliance in all material respects with all applicable Environmental Laws.

(b)      The Group Companies hold all material permits, licenses, certifications, exemptions, approvals and other authorizations that are required pursuant to applicable Environmental Laws (“Environmental Permits”) for the lawful conduct of their respective businesses as presently conducted, and each Group Company is, and at all times since January 1, 2018 has been, in compliance in all material respects with such Environmental Permits, all such Environmental Permits are in full force and effect, and there are no Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, suspension or adverse modification of any Environmental Permit.

(c)      No Group Company has received any written notice, citation, claim, or other correspondence related to any actual or alleged violation of or material liability under any applicable Environmental Laws or related to Hazardous Materials that has not been fully resolved.

(d)      No Group Company is subject to any pending or, to the Knowledge of the Company, threatened, Proceeding or Order asserting a violation of, or obligation or liability under, any Environmental Law or relating to any Hazardous Materials (“Environmental Action”) and, to the Knowledge of the Company, there are no facts, circumstances, conditions or occurrences that could reasonably be expected to form the basis of any such Environmental Action.

(e)      No Group Company has assumed or provided indemnity against any material liability of any other Person (i) arising under any Environmental Laws or (ii) relating to any Hazardous Material.

(f)      There has been no Release of any Hazardous Materials by any Group Company and there has been no Release of and there is not present any contamination by Hazardous Materials at, on, under or migrating from any real property currently or formerly owned, operated, leased, or used by any Group Company or at any third-Person site to which Hazardous Materials generated by any Group Company were sent for treatment, recycling, storage or disposal that could reasonably be expected to result in material liability under Environmental Laws for any Group Company.

(g)      Neither this Agreement nor the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of Governmental Entities or third parties, pursuant to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:K, and the regulations promulgated thereunder in effect as of the date hereof.

(h)      The Group Companies have made available to Parent accurate and complete copies of all environmental site assessments and compliance audits related to the operation of any Group Company or to any property or facility currently or formerly owned, leased or operated by any Group Company that are in the possession or control of any Group Company.

Section 3.12      Intellectual Property.

(a)      The Group Companies exclusively own, free and clear of all Liens (other than Permitted Liens and non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business. Schedule 3.12(a) sets forth a complete and accurate list of all (i) patents, trademark registrations and copyright registrations; (ii) patent applications and trademark applications; and (iii) domain names, in the case of (i), (ii) and (iii), in which any Group Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise). The Company Intellectual Property Rights required to be set forth on Schedule 3.12(a) are subsisting and valid and enforceable, and all filings, payments and other actions required to be made or taken to maintain such Company Intellectual Property Rights in full force and effect.

(b)      The Group Companies own or have a valid and enforceable written right to use in the manner currently used, all Intellectual Property Rights used in the conduct of the business of the Group Companies as currently conducted (“Business Intellectual Property”). The Business Intellectual Property shall be available for use by the Group Companies immediately after the Closing on the same terms and conditions to those under which the Group Companies owned or used the Business Intellectual Property immediately prior to the Closing. Since January 1, 2018, the conduct of the business of the Group Companies has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, the Intellectual Property Rights of any Person. Except as set forth on Schedule 3.12(b), since January 1, 2018 through the date hereof, no Group Company has received any written (or to the Knowledge of the Company, oral) claim by any Person contesting the validity, enforceability, use or ownership of any Company Intellectual Property Rights, or alleging that the conduct of any Group Company has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Rights of any Person. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened Proceeding to which any Group Company is a party asserting that the conduct of the business of the Group Companies or use of the Company Intellectual Property Rights infringes, misappropriates or violates the Intellectual Property Rights of any Person. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property Rights.

(c)      The Group Companies have taken commercially reasonable steps to protect, maintain and enforce the Company Intellectual Property Rights, including the confidentiality, secrecy and value of trade secrets included therein and the Group Companies have not disclosed any confidential Company Intellectual Property Rights to any third party, other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information.

(d)      All Persons who have contributed, developed or conceived any Company Intellectual Property Rights have done so pursuant to a valid and enforceable agreement that protects the confidential information of the Group Companies and grants the Group Companies exclusive ownership of the Company Intellectual Property Rights contributed, developed or conceived by such Person. No such Person has any claim, right or interest to or in any Company Intellectual Property Rights.

(e)      The Group Companies own, lease, license, or otherwise have the legal right to use all IT Systems, and such IT Systems are sufficient for the needs of the business of the Group Companies as it is currently conducted. Since January 1, 2018 through the date hereof, there has not been any material failure with respect to any of the IT Systems owned or used by the Group Companies that has not been remedied or replaced in all material respects.

Section 3.13      Data Protection and Privacy.

(a)      The Company has established and maintains an Information Security Program, and there have been no material violations of the Information Security Program. The IT Systems currently used by the Group Companies are in good working condition and operate and perform as necessary to conduct the ordinary course of business of the Group Companies. All Company Data will continue to be available for Processing by the Group Companies following the Closing Date on substantially the same terms and conditions as existed immediately before the Closing Date.

(b)      Except as set forth on Schedule 3.13(b), the Company and, to the Knowledge of the Company, with respect to the Processing of Company Data, its Data Processors, comply and have since January 1, 2018 complied with Company Privacy Policies and the Privacy Requirements, except as would not be material to the Group Companies, taken as a whole. Neither the execution, delivery or performance of the Transaction Documents, nor the consummation of any of the transactions contemplated thereby, violate any Privacy Requirements or Company Privacy Policies.

(c)      The Company and, to the Knowledge of the Company, its Data Processors, have not suffered since January 1, 2018 and are not suffering a Security Incident that impacts any Group Company, have not been since January 1, 2018 and are not required to notify any Person or Governmental Entity of any Security Incident that impacts any Group Company and have not been since January 1, 2018 and are not adversely affected by any Malicious Code, ransomware or malware attacks or denial-of-service attacks on any IT Systems that impacts any Group Company. The Company has not since January 1, 2018 received a written notice (including any enforcement notice), letter or complaint from a Governmental Entity or any Person alleging noncompliance or potential noncompliance with any Privacy Requirements or Company Privacy Policies and has not been since January 1, 2018 subject to any Proceeding relating to noncompliance or potential noncompliance with Privacy Requirements or the Company’s Processing of Personal Data. The Company does not transfer Personal Data internationally except where such transfers comply with Privacy Requirements and Company Privacy Policies in all material respects. The Company maintains, and has maintained since January 1, 2018 through the date hereof, cyber liability insurance with reasonable coverage limits.

Section 3.14      Labor Matters.

(a)      The Company has made available to Parent a single true, correct and complete list of each employee of the Group Companies as of the date hereof, including each such employee’s title or position, hire date, work location, employing entity, exemption status, hourly wage rate or annual salary, most recent annual bonus received, current target bonus opportunity, leave status (if any) (including the type of leave and anticipated return date (if known)) and visa status, as applicable. Holdings has also made available to Parent a single true, correct and complete list of each consultant and individual independent contractor whose services have been retained by a Group Company, identifying in each case the applicable Group Company, the consultant’s or independent contractor’s employer (if any), the scope of services provided, length of time that the individual has been retained and whether the individual’s services to the Group Company may be terminated without cause and without penalty upon thirty or fewer days’ notice. Notwithstanding the foregoing, the Group Companies may anonymize the foregoing data to the extent that they reasonably determine necessary to comply with any applicable Law relating to data privacy.

(b)      Except as set forth on Schedule 3.14(b), no Group Company is bound by any collective bargaining agreement, works council agreement or any other agreement with a labor organization representing any of its employees. Since January 1, 2018, there has been no labor strike, slowdown, work stoppage, lockout, pickets, or other material labor dispute pending or, to the Knowledge of the Company, threatened against any Group Company. To the Knowledge of the Company, no union organization campaign is in progress with respect to any employees of any Group Company.

(c)      All Group Companies are, and since January 1, 2018 have been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to their respective employees, including Laws concerning employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 or any similar foreign, state or local Laws (collectively, “WARN”)), immigration, work authorization and I-9 requirements, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, occupational safety and health requirements, payment of wages, hours of work, classification of employees (both as exempt or non-exempt, and as employee or independent contractor), and collective bargaining. No Proceeding of any kind is pending or, to the Knowledge of the Company, threatened regarding any such matter.

(d)      Since January 1, 2018 (i) no allegations of sexual or other harassment or misconduct have been made against any director, officer, executive or manager of any Group Company and (ii) no Proceeding is pending or, to the Knowledge of the Company, threatened, and no settlement agreement has been entered into, with respect to one or more Group Companies involving allegations of sexual or other harassment or misconduct by any such employee.

(e)      In the 90-day period prior to the date hereof, the Group Companies have not implemented any “employment losses,” as defined in WARN.

Section 3.15     Tax Matters.     Except as set forth on Schedule 3.15:

(a)      each Group Company has prepared and duly and timely filed with the appropriate domestic, federal, state, local and foreign taxing authorities (each, a “Taxing Authority”) all federal income and other material Tax Returns required to be filed by such Group Company and all such Tax Returns were true, correct and complete in all material respects;

(b)      each Group Company has timely paid all federal income and other material Taxes due and payable by it (whether or not shown on any Tax Return), including Taxes which any Group Company is obligated to withhold (whether from any amounts paid to another Group Company or to any employee, former employee, independent contractor, shareholder, customer, creditor, or any other third party);

(c)      there are no Liens for Taxes (other than Permitted Liens) on any of the assets of a Group Company;

(d)      no Group Company is currently the subject of a Tax audit, dispute, proceeding, claim or examination with respect to any material amount of Tax and, to the Knowledge of the Company, no such audit, dispute, proceeding, claim or examination has been threatened in writing which has not been fully resolved;

(e)      no Group Company is currently the beneficiary of any extension of time within which to file any Tax Return to a date later than the Closing Date (other than extensions of time to file income Tax Returns requested or granted in the ordinary course of business) and no Group Company has consented or been requested to extend or waive the time, or is the beneficiary of any extension or waiver of time, in which any material amount of Tax may be assessed or collected by any Taxing Authority, which extension or waiver is in effect as of the date hereof;

(f)      no Group Company has received from any Taxing Authority any written notice of proposed adjustment, deficiency, or underpayment of a material amount of Tax which has not been fully resolved;

(g)      no written claim has been made by any Taxing Authority in a jurisdiction where any Group Company does not file Tax Returns that any such Group Company is or may be subject to material taxation by that jurisdiction that has not been fully resolved;

(h)      no Group Company has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof;

(i)      no Group Company has participated in any “listed transaction” or “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations promulgated thereunder;

(j)      no Group Company (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company), (B) has any liability for the Taxes of any Person (other than any of the Group Companies) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract (other than a contract entered into in the ordinary course of business and not primarily related to Taxes) or (C) is party to, is bound by or has any obligation under, any Tax sharing or allocation agreement with respect to any amount of Taxes (other than pursuant to customary commercial Contracts entered into in the ordinary course of business and not primarily related to Taxes);

(k)      no Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing; (iii) installment sale or open transaction made by a Group Company prior to the Closing; or (iv) prepaid amount received or deferred revenue accrued by a Group Company prior to the Closing Date;

(l)      Schedule 3.15(l) lists the U.S. federal income tax classification of each Group Company;

(m)      each Group Company has (A) collected and remitted all material amounts of sales and similar Taxes with respect to sales made to its customers and (B), for all sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, complied in all material respects with all applicable Laws relating to receiving and retaining any appropriate tax exemption certificates and other documentation qualifying such sale as exempt;

(n)      no Group Company is subject to Tax in any jurisdiction other than its jurisdiction of incorporation as a result of having a permanent establishment or other place of business in such jurisdiction;

(o)      the Company has (i), if and to the extent the Company has elected to defer payroll taxes in accordance with the CARES Act, properly complied in all material respects with all applicable Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, properly complied in all material respects with all applicable Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, (iii) not deferred any payroll tax obligations pursuant to the Payroll Tax Executive Order, and (iv) not sought and does not intend to seek (nor have any of their Affiliates sought or intends to seek) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act; and

(p)      Any Holdings Units that were intended to qualify as “profits interests,” within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43, have qualified and currently do qualify as “profits interests” within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43.

Section 3.16      Property.

(a)      No Group Company owns any real property. No Group Company is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property. Schedule 3.16 sets forth a true, complete and correct list of: (a) all leases, subleases, licenses or occupancy agreements (each a “Real Estate Lease”) of real property to which any Group Company is a party or by which any of them is bound; and (b) all properties relating thereto (collectively, the “Leased Real Property”). Except as set forth on Schedule 3.16, each Real Estate Lease is valid and binding on the Group Company party thereto, enforceable in accordance with its terms (subject to proper authorization and execution of such Real Estate Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.16, during the period beginning on the Latest Balance Sheet Date and ending on the date of this Agreement, no Group Company has received or delivered written notice of any default under any Real Estate Lease, and no event has occurred that with notice or the passage of time or both would constitute a material default by any Group Company under any Real Estate Lease. The Leased Real Property is the only real property used or occupied by the Group Companies in the conduct of the business of the Group Companies. The Group Companies have the right to use all of the Leased Real Property for the full term of each such Real Estate Lease (and any renewal options) relating thereto. The Group Companies have valid leasehold interests in all of the Leased Real Property, free and clear of all Liens, other than Permitted Liens. To the Knowledge of the Company, neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Entity, and, to the Knowledge of the Company, no such condemnation or other taking is threatened or contemplated. No Group Company has assigned, transferred or pledged any interest in any of the Real Estate Leases. Except as set forth on Schedule 3.16(a), no Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(b)      Except as set forth on Schedule 3.16(b), each Group Company owns good and valid title to, or holds pursuant to valid and enforceable leases, all of the tangible personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens. The tangible personal property owned, leased or used by the Group Companies (including buildings, structures, facilities and equipment) is in all material respects in good operating condition and repair consistent with age, reasonable wear and tear not caused by neglect excepted.

Section 3.17      Insurance.     Schedule 3.17 contains a list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance (excluding such policies underlying an Employee Benefit Plan) owned or held by any Group Company as of the date hereof and all such policies have been made available to Parent. As of the date hereof, all such policies are in full force and effect, and provide coverage as may be required by applicable Laws. No Group Company has received written notice with respect to any such policy of cancellation, termination or that any insurer has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating. All premiums due with respect to such insurance policies have been timely paid and all claims have been timely made. No Group Company is in material breach or default with respect to any such insurance policy and no coverage has been denied thereunder. None of such insurance policies will be affected by, or terminate or lapse by reason of, any of the transactions contemplated by this Agreement.

Section 3.18      Transactions with Affiliates.     Schedule 3.18 sets forth all outstanding Contracts or transactions (excluding Contracts related to employee compensation and other ordinary incidents of employment (including participation in Employee Benefit Plans)) between any Group Company, on the one hand, and any Affiliate, director, officer, employee or equity holder of the Group Companies or, to the Knowledge of the Company, any individual in any such Person’s immediately family, on the other hand, that will not be terminated effective as of the Closing Date. To Knowledge of the Company, except as disclosed on Schedule 3.18, none of the Group Companies nor any of their respective Affiliates, directors, officers, employees, equity holders or any individual in such Person’s immediately family, possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than any Group Company) which is a client, supplier, customer, lessor, lessee, or competitor of any Group Company; provided, that ownership of five percent or less of any class of securities of a company whose securities are listed on a nationally-recognized exchange shall not be deemed to be a financial interest for purposes of this Section 3.18.

Section 3.19      Government Contracts.

(a)      Neither any Governmental Entity nor any prime contractor, subcontractor or other Person or entity has ever notified the Company, in writing, or, to the Knowledge of the Company, orally, that the Company has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract or Government Subcontract.

(b)      All facts set forth in or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company in connection with any Government Contract or Government Subcontract were current, accurate and complete as of their effective dates, except as would not be material to the Group Companies, taken as a whole.

(c)      The Company has been during the last five (5) years, and is currently in compliance with any most favored nation or most favored customer or similar clause and country of origin requirement, and, as required in connection with any Government Contracts or Government Subcontracts, has provided current, accurate and complete Commercial Sales Practices data (as defined in the General Services Administration’s Commercial Sales Practices Format document (CSP-1) and its Figure 515.4-2), Transaction Price Reporting data (as defined in 48 CFR 552.216-75), and any other required pricing data (in each case if and as applicable), and has implemented any and all price tracking mechanisms as were or are required by applicable Law or Contract in connection with such Government Contracts and Government Subcontracts.

(d)      During the last five (5) years, neither the Company nor any of its principals has been suspended or debarred or, to the Knowledge of the Company, threatened to be suspended or debarred, from contracting with, or bidding on Contracts or Subcontracts with, any Governmental Entity or been the subject of a finding by a Governmental Entity of non-responsibility or ineligibility to Contract with a Governmental Entity; to the Knowledge of the Company, no such exclusion, suspension or debarment has been initiated by a Governmental Entity in writing or otherwise; and to the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not result in any such exclusion, suspension or debarment of the Company.

(e)      During the last five (5) years, the Company have never been audited or, to the Knowledge of the Company, investigated by any Governmental Entity and, to the Knowledge of the Company, no such audit or investigation has ever been threatened. There is no valid basis, to the Knowledge of the Company, for (i) the exclusion or suspension or debarment of the Company from bidding on Government Contracts or Government Subcontracts with any Governmental Entity or (ii) any unresolved claim pursuant to an audit or investigation by any Governmental Entity relating to any such Government Contracts or Government Subcontracts.

(f)      During the last five (5) years, the Company has not presented with written notice of any credible evidence that a Principal, Employee, Agent, or Subcontractor (as such terms are defined by Federal Acquisition Regulation (“FAR”) 52.203-13(a)) of the Company committed a violation of Federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act, and the Company has not conducted and is not conducting an investigation to determine whether credible evidence exists that a Principal, Employee, Agent, or Subcontractor (as such terms are defined by FAR 52.203-13(a)) of the Company has committed a violation of Federal criminal law involving antitrust violations found in Title 15 of the United States Code, fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act.

(g)      During the last five (5) years, the Company is not party to any Government Contract or Government Subcontract that was awarded as a contract “set-aside for small business” as that term is defined in FAR 19.501(a) and the Company has not made any representation or certification under which the Company represented it was a small business.

(h)      During the last five (5) years, no cost in excess of $25,000 incurred by the Company and charged to any Government Contract or Government Subcontract has been questioned in a writing provided to the Company by any Governmental Entity, is the subject of any audit (other than routine audits and similar inquiries) or, to the Company’s Knowledge, is under investigation or has been disallowed by any Governmental Entity, provided, that for purposes of this clause the terms Government Contract and Government Subcontract shall not include any Bids.

(i)      During the last five (5) years, no payment in excess of $25,000 due to the Company pertaining to any Government Contract or Government Subcontract has ever been withheld or set off, and the Company is entitled to all progress or other payments received to date with respect thereto; provided, that for purposes of this clause the terms Government Contract and Government Subcontract shall not include any Bids.

(j)      During the last five (5) years, the Company has not received any written notice of termination, “show cause” or cure notice pertaining to any Government Contract or Government Subcontract; provided, that for purposes of this clause the terms Government Contract and Government Subcontract shall not include any Bids.

(k)      The Company has the capacity, facilities, and personnel necessary to deliver, in a timely fashion and in accordance with all applicable regulations, all outstanding priority rated orders received under a Government Contract or Government Subcontract.

(l)      The Company has complied in all respects with (i) all requirements relating to the safeguarding of, and access to, classified information under each Government Contract or Government Subcontract and (ii) any Law relating to the safeguarding of, and access to, classified information (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalents thereof, if any); and all violations thereof have been reported to the appropriate Governmental Entity and contracting parties as required by any Government Contracts or Government Subcontracts or any Law relating to the safeguarding of, and access to, classified information

(m)      The Company is not currently under Foreign Ownership, Control or Influence, nor is the Company subject to any mitigation measures imposed by DCSA.

Section 3.20      Brokers.      No broker, finder, financial advisor or investment banker, other than Houlihan Lokey Capital, Inc. (whose fees shall be included as Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar compensation in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of any Group Company, equity holder or any Affiliate of any of the foregoing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BLOCKER SELLER

The Blocker Seller hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1      Organization.      The Blocker Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2      Authority.      The Blocker Seller has the requisite power and authority to execute, deliver and perform each Transaction Document to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance of each Transaction Document to which the Blocker Seller is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Blocker Seller, and no proceedings on its part are necessary to authorize the execution, delivery and performance of each Transaction Document. Each Transaction Document to which the Blocker Seller is a party has been duly executed and delivered by the Blocker Seller and constitutes a valid, legal and binding agreement of the Blocker Seller (assuming that each such Transaction Document to which the Blocker Seller is a party has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against the Blocker Seller in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.3      Consents and Approvals; No Violations.      Except as set forth on Schedule 4.3, no notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of any of the Transaction Documents to which the Blocker Seller is a party or the consummation by the Blocker Seller of the transactions contemplated thereby, except for (i) compliance with and filings under the HSR Act or (ii) those the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Blocker Seller’s ownership of the equity of the Blocker, or otherwise prevent or materially delay the consummation of the transactions contemplated hereby. Neither the execution, delivery or performance by the Blocker Seller of each Transaction Document to which the Blocker Seller is a party nor the consummation by the Blocker Seller of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Blocker Seller’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or a loss or impairment of any material benefit or right) under any of the terms, conditions or provisions of any material agreement to which the Blocker Seller is a party or (c) violate any Law of any Governmental Entity having jurisdiction over the Blocker Seller which in the case of any of clauses (b) and (c) above, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Blocker Seller’s ownership of the equity interests of the Blocker, or otherwise prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.4      Title to the Interests.      As of immediately prior to the Closing, Blocker and the Unitholders will own all of the Holdings Units and have good and marketable title to such equity interests, free and clear of all Liens (other than transfer restrictions under applicable securities Laws). As of immediately prior to the Closing, the Blocker Seller will own of record and beneficially the Blocker Units, and the Blocker Seller will have good and marketable title to such Blocker Units, free and clear of all Liens (other than transfer restrictions under applicable securities Laws).

Section 4.5      Litigation.      There is no, and since January 1, 2018, there has not been any, Proceeding pending or, to the Blocker Seller’s knowledge (after and assuming reasonable inquiry), threatened in writing against the Blocker Seller before any Governmental Entity. The Blocker Seller is not, and since January 1, 2018 has not been, subject to any outstanding material Order.

Section 4.6      Blocker Matters.

(a)      Holding Company. The only assets of the Blocker are its ownership interests in AMCP II Staffing AIV, LP. The Blocker has no liabilities or obligations, whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise (and there is no valid basis for any such liability or obligation or any valid claim in respect thereof) or Indebtedness and is not party to any Contract. The Blocker has never conducted any operation of any kind other than with respect to its ownership of AMCP II Staffing AIV, LP.

(b)      Organization, Power and Authorization. (i) The Blocker: (A) is duly formed, validly existing and in good standing under the laws of the State of Delaware and (B) has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to this Agreement and all other agreements contemplated hereby to which it is a party, if any; (ii) the Blocker’s execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which it is a party, if any, has been duly authorized by the Blocker; and (iii) the Blocker is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a Material Adverse Effect with respect to the business of the Blocker. This Agreement constitutes the valid and legally binding obligation of the Blocker, enforceable in accordance with its terms and conditions.

(c)      Ownership of Units. As of the date hereof, the Blocker Seller holds of record, and has good title to all of the issued and outstanding Blocker Units, free and clear of any and all Liens. As of the date hereof, the Blocker Seller has the power, authority and legal capacity to sell, transfer, assign and deliver the Blocker Units as provided in this Agreement.

(d)      Capitalization of Blocker. The Blocker Units have been duly authorized and validly issued and are fully paid and nonassessable. Except for the Blocker Units, there are outstanding (i) no other equity securities of the Blocker, (ii) no securities convertible into or exchangeable for equity securities of the Blocker, (iii) no options, subscriptions, warrants, rights

(including preemptive rights), calls, puts, agreements, commitments or other rights to acquire from the Blocker and no obligations of the Blocker to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Blocker, (iv) no proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, Liens, transfer restrictions or other encumbrances or (v) no other instruments to which the Blocker the Blocker Seller is a party that otherwise give any Person the right to receive any profits of the Blocker or the Companies or any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of equity securities of the Blocker.

(e)      There is no Proceeding pending or, to the Blocker Seller’s knowledge, threatened in writing against the Blocker or the Blocker Seller before any Governmental Entity which would adversely affect the Blocker Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby and the Blocker Seller is not subject to any outstanding Order that affects the Blocker Seller’s ownership of the Blocker Units or right or ability to perform its obligations under this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to each Seller as follows:

Section 5.1      Organization.      Parent is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby. Merger Sub is a limited partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.2      Authority.      Each of Parent and Merger Sub has all necessary power and authority to execute, deliver and perform each Transaction Document to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance of each Transaction Document to which Parent and Merger Sub is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Parent and Merger Sub and no other proceeding (including by its equityholders) on the part of Parent or Merger Sub is necessary to authorize each Transaction Document to which Parent or Merger Sub are a party or to consummate the transactions contemplated thereby. No vote of Parent’s or Merger Sub’s equityholders is required to approve this Agreement or for Parent or Merger Sub to consummate the transactions contemplated hereby. Each Transaction Document to which Parent and Merger Sub are a party has been duly and validly executed and delivered by Parent and Merger Sub and constitutes a valid, legal and binding agreement of Parent or Merger Sub (assuming that each such Transaction Document has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against Parent and Merger Sub in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 5.3      Consents and Approvals; No Violations.      Except as set forth on Schedule 5.3, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity is necessary for the execution, delivery or performance of any of the Transaction Documents to which Parent and Merger Sub are a party or the consummation by Parent or Merger Sub of the transactions contemplated thereby, except for (i) compliance with and filings under the HSR Act and (ii) those the failure of which to obtain or make would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. Neither the execution, delivery and performance of any of the Transaction Documents to which Parent or Merger Sub are a party nor the consummation by Parent or Merger Sub of the transactions contemplated thereby will (a) conflict with or result in any breach of any provision of Parent’s or Merger Sub’s Governing Documents, (b) except as set forth on Schedule 5.3, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or a loss or impairment of any material benefit or right) under any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Parent and Merger Sub are a party or by which any of them or any of their respective properties or assets is bound, or (c) violate any Law of any Governmental Entity applicable to Parent or Merger Sub or any of Parent’s or Merger Sub’s Subsidiaries or any of their respective material properties or assets, except in the case of clauses (b) and (c) above, for violations which would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated thereby.

Section 5.4      Brokers.      Except as set forth on Schedule 5.4, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar compensation in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub or any of its respective Affiliates for which any Seller or any Group Company may be or become liable.

Section 5.5      Financing.      Parent and Merger Sub have, and will have on the Closing Date, sufficient funds available to consummate the transactions contemplated hereby, including to pay the Purchase Price, the payments contemplated by Section 2.11(c) and the fees and expenses of Parent and Merger Sub related to the transactions contemplated hereby. As of the date hereof, there are no known circumstances or conditions that could reasonably be expected to prevent or delay the availability of such funds at Closing.

Section 5.6      Acquisition of Equity For Investment.      Parent and Merger Sub have such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase and acquisition of the Units. Parent and Merger Sub confirm that they can bear the economic risk of their investment in the Units and can afford to lose their entire investment in the Units, have been furnished the materials relating to the purchase and acquisition of the Units which Parent and Merger Sub have requested, and the Sellers have provided Parent and Merger Sub and their representatives the opportunity to ask questions of the officers and management employees of the business and to acquire additional information about the business and financial condition of the Group Companies. Parent and Merger Sub are acquiring the Units for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Units. Parent and Merger Sub agree that the Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable United States prospectus and registration requirements, except pursuant to an exemption therefrom under applicable United States securities laws.

Section 5.7      Solvency.      Parent and Merger Sub are not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Group Companies. Parent and Merger Sub are Solvent as of the date of this Agreement and, assuming the accuracy of the representations and warranties in Article 3 and Article 4 of this Agreement, the compliance by the Company and the Sellers with the covenants and agreements set forth herein, and the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated hereby, Parent, Merger Sub, and the Group Companies (taken as a whole) will, after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Purchase Price, Funded Indebtedness, Unpaid Seller Expenses, all other amounts required to be paid, borrowed or refinanced in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses, be Solvent at and after the Closing Date.

Section 5.8      Litigation.      As of the date hereof, there is no Proceeding pending or, to Parent’s or Merger Sub’s knowledge, threatened in writing against Parent or Merger Sub before any Governmental Entity which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, Parent and Merger Sub are not subject to any outstanding order, writ, injunction or decree that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

ARTICLE 6

COVENANTS

Section 6.1      Conduct of Business of the Company.

Except as (x) required by this Agreement or as set forth in Schedule 6.1, (y) prohibited or required by applicable Law or (z) consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company shall and shall cause each other Group Company to (i) conduct its business in the ordinary course (including any conduct that is reasonably related, complementary or incidental thereto), (ii) not take or omit to take any action which would have a Material Adverse Effect and (iii) use commercially reasonable efforts to preserve intact its present business organization, operations and goodwill, and to preserve in all material respects the present commercial relationships with its customers, suppliers, employees and other Persons with whom it does business.

(a)      In furtherance and not in limitation of the foregoing, except as (w) required by this Agreement (including the Pre-Closing Distribution) or as set forth in Schedule 6.1, (x) prohibited or required by applicable Law, (y) consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) any COVID-19 Response, from and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company shall not and shall cause each other Group Company not to:

(i)      enter into or modify in any material respect any Contracts with Affiliates (except any Contracts with Affiliates to be terminated at the Closing or Contracts with Affiliates that are on arm’s length terms);

(ii)      amend or modify any of its Governing Documents;

(iii)      sell, assign, license, transfer or otherwise dispose of any material tangible or intangible assets in excess of $250,000 in a single transaction or series of related transactions (other than in the ordinary course of business);

(iv)      acquire a business, line of business or equity interests in any Person (whether by merger, consolidation or otherwise) from, or enter into any joint venture or partnership with, any other Person (other than any other Group Company) in a single transaction or series of related transactions;

(v)      incur Indebtedness in excess of $250,000, except for (A) Indebtedness incurred under the Credit Facility in the ordinary course of business for working capital purposes and (B) Indebtedness owed by any Group Company to any other Group Company;

(vi)      issue, sell, pledge, dispose of or encumber any shares of capital stock or equity interests or securities convertible, exchangeable or exercisable therefor of the Group Companies to any Person;

(vii)      effect any recapitalization, reclassification, dividend on its equity, stock split or like change of any Group Company’s capitalization;

(viii)      make any redemption or purchase of any Group Company’s equity securities;

(ix)      enter into any material new line of business;

(x)      except as required pursuant to the terms of any Employee Benefit Plan, contract or applicable Law, in each case, (A) increase the cash compensation or severance pay of any employee, director, or officer of the Group Companies, other than merit-based increases in base compensation, not in excess of 5%, in the ordinary course of business if such employee, director or officer has annual cash compensation less than $200,000, (B) take any action to accelerate the vesting or payment of or to fund any payment provided to employees or individual service providers of the Group Companies, (C) adopt, materially amend, terminate or materially modify or make any commitment to adopt, materially amend, terminate or materially modify, or make any contribution (other than regularly scheduled contributions) to, any Employee Benefit Plan, including annual renewals of health or welfare benefits which do not materially increase the cost of such to the Group Companies of providing such benefits or making Employee Benefit Plans available to newly eligible employee, or (D) hire, engage, promote or terminate (other than for cause) the employment or engagement of any employee or independent contractor, other than in the ordinary course of business if such employee’s or independent contractor’s annual cash compensation is less than $200,000 or to replace an employee whose employment has terminated;

(xi)      make any capital expenditures or commitments for capital expenditures not consistent with the current capital expenditures budget of the Group Companies provided to Parent prior to the date hereof and in an amount in excess of $250,000 individually or $500,000 in the aggregate;

(xii)      except as required by GAAP, a Governmental Entity or applicable Law, make any material change to accounting policies or principles;

(xiii)      make or change any entity classification or any other material Tax election; change any annual Tax accounting period; adopt or change any method of Tax accounting; prepare or file any Tax Return inconsistent with past practice, except as required by applicable Law; file any amended Tax Return; enter into any closing agreement with respect to Taxes; initiate any voluntary disclosure process; settle or compromise any Tax claim or assessment or any other dispute relating to Taxes; or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(xiv)      compromise, settle or agree to settle any Proceeding involving amounts in excess of $250,000 (unless and to the extent reserved on the Latest Balance Sheet);

(xv)      modify, amend, renew or waive any material right, or voluntarily terminate any, Material Contract (except for a termination of a Material Contract in accordance with its terms) or any Contract that would be a Material Contract if it were in effect as of the date hereof;

(xvi)      except as required to comply with applicable Law, adopt, enter into, terminate or materially amend any collective bargaining agreement or grant voluntary recognition to any labor union;

(xvii)      acquire any fee interest in any real property; or

(xviii)      agree, authorize or commit to do any of the foregoing.

It being understood, however, that nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the business of the Group Companies prior to the Closing.

Section 6.2      Access to Information.      From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to restrictions contained in any confidentiality agreement to which any Group Company is subject, the Company shall provide to Parent and its authorized representatives during normal business hours reasonable access to all books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of any Group Company, which may include remote access or other arrangements reasonably designed to protect the health and safety of employees and representatives of the Group Companies as a result of COVID-19). All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding anything to the contrary set forth in this Agreement, during the period from the date hereof until the Closing, neither the Sellers nor any of their Affiliates (including the Group Companies) shall be required to disclose to Parent or any of its representatives any (a) information (i) to the extent related to the sale or divestiture process conducted by the Sellers or their Affiliates for the Group Companies vis-à -vis any Person other than Parent and its Affiliates, or the Sellers’ or their Affiliates’ (or their representatives’) evaluation of the business of the Group Companies in connection therewith, including projections, financial and other information relating thereto, (ii) if doing so would violate any Contract or Law to which any Seller or any of its Affiliates (including the Group Companies) is a party or is subject or which it reasonably determined upon the advice of counsel would reasonably be expected to result in the loss of the ability to successfully assert attorney-client and work product privileges (provided, however, that the Parties shall cooperate in good faith to develop substitute arrangements that would not reasonably be expected to so result in the loss of attorney-client privilege or violation of applicable Law and the Sellers shall use commercially reasonable efforts to obtain any consent or waiver necessary from the Person to whom any applicable contractual confidentiality obligation is owed), (iii) if the Sellers or any of their Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, or (iv) if the Sellers reasonably determine upon the advice of counsel that such information should not be so disclosed due to its competitively sensitive nature, or (b) any information relating to Taxes or Tax Returns other than information relating solely to the Group Companies.

Section 6.3      Efforts to Consummate.

(a)      Subject to the terms and conditions herein provided, each of Holdings and Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective as promptly as practicable the transactions contemplated hereby (including the satisfaction, but not waiver, of the closing conditions set forth in Article 7 and obtaining consents of all Governmental Entities necessary to consummate the transactions contemplated hereby). Each Party shall make an appropriate filing, if necessary, pursuant to the HSR Act (which filing shall specifically request early termination of the waiting period prescribed by the HSR Act) with respect to the transactions contemplated by this Agreement promptly (and in any event, within two (2) Business Day) after the date of this Agreement, and shall comply as promptly as practicable with any request from any Government Entity for additional information or documentary material that may be requested pursuant to the HSR Act or similar Antitrust Law. Without limiting the foregoing, (i) Parent, Merger Sub and their Affiliates shall not, directly or indirectly, take any action that has or may have the effect of extending any waiting period or comparable period under the HSR Act or any other applicable Antitrust Laws or enter into any agreement with any Governmental Entity to delay or not to consummate the transactions contemplated hereby, except with the prior written consent of the Representative and (ii) Parent and Merger Sub agree to take (and Parent’s and Merger Sub’s “reasonable best efforts” shall expressly include the taking of) any and all actions that are necessary or advisable or as may be required by any Governmental Entity to expeditiously (and in no event later than the Termination Date) consummate the transactions contemplated by this Agreement, including, but not limited to, (A) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of (x) any entities, assets or facilities of Parent, Merger Sub or their Affiliates, and any Group Company after the Closing or (y) any entity, facility or asset of Parent, Merger Sub or their Affiliates before or after the Closing, (B) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party) and (C) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements. Parent and Merger Sub shall have the responsibility for all filing fees associated with filings pursuant to the HSR Act. Within ten (10) days following the date of this Agreement, Holdings shall use commercially reasonable efforts to submit all notices and other documents related thereto as required under the National Industrial Security Program Operating Manual, codified at 32 C.F.R. part 117, informing the Defense Counterintelligence and Security Agency (“DCSA”) or other applicable cognizant security agency of the upcoming change in ownership of the applicable Group Company; provided, that Parent shall timely provide to Holdings for incorporation in such submissions to DCSA all information required for the completion of the SF328 and any other submissions concerning the anticipated post-Closing structure and other information required by DCSA with respect to such submission, or Parent shall provide such information directly to DCSA. At all times until Closing, it shall be Parent’s responsibility to provide all such information and to adopt such standards, procedures and FOCI mitigation plans as may be needed to adequately address any possible concerns regarding Foreign Ownership, Control or Influence associated with Parent or affiliated persons or entities to the satisfaction of DCSA or other applicable cognizant security agency, and Parent shall include Holdings in all communications and meetings with DCSA or other applicable cognizant security agency prior to Closing. The Company will keep Parent informed on a prompt basis of any and all communications with DCSA relating to the prospective change in ownership and all submissions relating thereto, and provide copies of any such written communications with DCSA.

(b)      In the event any Proceeding by a Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use all reasonable efforts to defend against such Proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted or vacated, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary herein, Parent shall determine the strategy after consulting in good faith with the Company and after taking the Company’s reasonable views into account, to be pursued for obtaining and lead the effort to obtain all necessary actions or non-actions and consents from any Governmental Entity or Person, including any related litigation, pursuant to any Antitrust Law in connection with the transactions contemplated by this Agreement, and the Group Companies shall take all reasonably requested actions to support Parent in connection therewith.

(c)      The Parties shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication or other submission to any Governmental Entity relating to the transactions contemplated by this Agreement; provided that any such submission may be designated as “outside counsel only” and/or redacted to protect valuation or other similar information before sharing with the other party. The Parties agree not to participate in any substantive meeting or discussion, either in person or by telephone or videoconference with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate in such meeting or discussion.

(d)      During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing, except as required by this Agreement, Parent, Merger Sub and their Affiliates shall not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that would materially impair or delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder. Without limiting the generality of the foregoing, none of Parent, Merger Sub, their respective Subsidiaries or their respective Affiliates shall acquire (whether by merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any amounts of assets of or any equity in any other Person or any business or division thereof, that would reasonably be expected to (i) materially increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals under the HSR Act or any other Antitrust Law or materially increase the risk of not reaching the expiration or termination of any waiting period or comparable period under the HSR Act or similar Antitrust Law, or (ii) materially increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or materially increase the risk of not being able to remove any such order on appeal or otherwise.

(e)      Promptly following the date hereof, Holdings shall use commercially reasonable efforts to give all notices and obtain all consents set forth on Schedule 6.3(e), and Parent shall use commercially reasonable efforts to cooperate with the provision of such notices and procurement of such consents; provided, that in no event shall Holdings or any Group Company be required to incur any liability, cost or expense under any Contract in connection with obtaining any such consent.

Section 6.4      Public Announcements.      Parent and the Representative shall consult with one another and seek one another’s approval (not to be unreasonably withheld, conditioned or delayed) before issuing any press release, or otherwise making any public statements, with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and approval; provided that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Law or regulation, it being understood and agreed that each Party shall provide the other Parties with copies of any such announcement in advance of such issuance and shall consider in good faith and include any reasonable comments by such other party in such issuance; provided further that, Parent and its

Affiliates may, at any time, respond to questions or provide a summary or update relating to, or discuss the benefits of, the transactions contemplated by this Agreement in calls or meetings with Parent’s analysts, investors or attendees of any industry conference and, with advance notice to the Representative, make any public announcement or statement and issue any press release that provides a summary or update relating to the transactions contemplated by this Agreement, in each case, without the prior consent of the Representative or the Company. For the avoidance of doubt, each Party shall be allowed to disclose the terms of this Agreement and the transactions contemplated hereby on a confidential basis (a) to its and its Affiliates’ authorized representatives and employees, (b) in connection with summary information about such Party’s or its Affiliates’ financial condition or (c) to such Party’s or its Affiliates’ auditors, attorneys or other agents.

Section 6.5      Indemnification; Directors’ and Officers’ Insurance.

(a)      Parent and Merger Sub agree that all rights to indemnification, exculpation and advancement of expenses now existing in favor of the directors, officers, employees, fiduciaries, trustees and agents of each Group Company, as provided in the Group Companies’ Governing Documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect and that Parent and Merger Sub shall cause the Group Companies (on their own or on the Sellers’ behalf) to perform and discharge the Group Companies’ obligations to provide such indemnification, exculpation and advancement of expenses. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and Parent and Merger Sub shall cause the Group Companies to advance expenses in connection with such indemnification as provided in the applicable Group Company’s Governing Documents or other applicable agreements. For a period of six years following the Closing Date, Parent shall not amend, repeal or otherwise modify the indemnification, liability limitation, exculpation or advancement of expenses provisions of the Group Companies’ Governing Documents in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors or officers of any Group Company, unless such modification is required by applicable Law.

(b)      The Group Companies will purchase, prior to the Closing, at Parent’s cost and expense, a “tail” policy providing directors’ and officers’ liability insurance coverage for a period of six (6) years after the Closing Date for the benefit of those Persons who are covered by any Group Company’s directors’ and officers’ liability insurance policies prior to the Closing Date, with respect to matters occurring prior to the Closing.

(c)      If Parent, Merger Sub, any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any individual, corporation or other entity, then in each such case, proper provisions shall be made so that the successors or assigns of Parent, Merger Sub or such Group Company shall assume all of the obligations set forth in this Section 6.5.

(d)      The directors and officers of each Group Company entitled to the indemnification, liability limitation, exculpation or advancement of expenses set forth in this Section 6.5 are intended to be third party beneficiaries of this Section 6.5. This Section 6.5 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Parent and Merger Sub.

Section 6.6      Exclusive Dealing.      Section 1 of the Exclusivity Agreement is hereby incorporated herein mutatis mutandis; provided, that for purposes of this Section 6.6, the definition of “Exclusivity Period” (as used in the Exclusivity Agreement) shall be deemed to mean the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms.

Section 6.7      Documents and Information.      After the Closing Date, Parent, Merger Sub and the Company shall, and shall cause the Group Companies to, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and to make the same available for inspection and copying by any Seller or their representatives during normal business hours of the Group Companies, as applicable, upon reasonable request and upon reasonable notice, but in each case solely to the extent reasonably required by the Seller, to prepare financial statements in accordance with Law or GAAP, as applicable, to respond to any audit in connection therewith or for any other reasonable business purposes. Any such access or information shall be conducted at the Seller’s sole expense and in such manner as not to unreasonably interfere with the normal operations of the Parent and its Affiliates. No such books, records or documents shall be destroyed after the seventh anniversary of the Closing Date by Parent, Merger Sub or the Group Companies without first advising the Representative in writing and giving the Representative a reasonable opportunity to obtain possession thereof (subject to third-party confidentiality restrictions and/or attorney-client or attorney work-product privileges).

Section 6.8      Contact with Customers, Suppliers and Other Business Relations.      During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent and Merger Sub hereby agree that they are not authorized to and shall not (and shall not permit any of their employees, agents, representatives or Affiliates to) contact any employee, client or other material business relation of any Group Company regarding the transactions contemplated by this Agreement without the prior consent of the Representative; provided that the foregoing shall not prohibit Parent or Merger Sub from contacting any employee, client or material business relation of any Group Company in the ordinary course of its business, unrelated to the transactions contemplated by this Agreement.

Section 6.9      Employee Benefit Matters.

(a)      During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Parent and Merger Sub shall provide, or cause to be provided, each Internal Employee with (i) an annual base salary or wage rate and target annual cash incentive compensation that is no less favorable than the annual base salary or wage rate and target annual cash incentive compensation provided to such employee immediately prior to the Closing Date and (ii) employee benefits that are either (A) at least substantially similar in the aggregate to the employee benefits provided to such employee immediately prior to the Closing Date or (B) the same as the employee benefits provided to similarly situated employees of Parent and its Subsidiaries. With respect to each employee of the Group Companies who is not an Internal Employee, Parent and Merger Sub shall provide, or cause to be provided, such employee with compensation in accordance with the terms and conditions of the applicable client Contract, and employee benefits during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date that are either (A) at least substantially similar in the aggregate to the employee benefits provided to such employee immediately prior to the Closing Date or (B) the same as the employee benefits provided to similarly situated employees of Parent and its Subsidiaries. Parent and Merger Sub further agree that, from and after the Closing Date, Parent and Merger Sub shall, or shall cause their applicable Subsidiaries to, grant all employees of each Group Company credit for all service with any Group Company (or any predecessor) (a) for eligibility and vesting purposes and (b) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent, Merger Sub or a Group Company or any of its or their Subsidiaries on or after the Closing Date (the “New Plans”), but excluding benefit accrual under any defined benefit pension plan. In addition, Parent hereby agrees that Parent shall, or shall cause its applicable Subsidiary to, use commercially reasonable efforts to (i) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date and (ii) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Notwithstanding the foregoing, to the extent that any cash-based bonus amounts under any Employee Benefit Plan or other bonus plan or arrangement are accrued and unpaid as of the Closing Date, Parent shall cause such bonuses to be paid to the applicable recipients of such bonuses in the ordinary course of business consistent with the terms of such Employee Benefit Plan or other bonus plan or arrangement. Nothing contained herein, express or implied, shall constitute an amendment to any Employee Benefit Plan. Parent agrees that Parent and the Group Companies shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulations Section 54.4980B-9. Nothing in this Section 6.9 shall be deemed to (A) limit the right of any Group Company or any of its respective Affiliates to terminate the employment of any employee at any time or (B) require Parent, Merger Sub or any of their Subsidiaries to continue any Employee Benefit Plan or other employee benefit or compensation plan or arrangement or prevent the amendment, modification or termination thereof following the Closing. The provisions of this Section 6.9 are solely for the benefit of the parties to this Agreement, and no employee or other individual service provider of any Group Company (including any beneficiary or dependent thereof), or any other Person, shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.9 shall create such rights in any such Persons.

(b)      Holdings shall, or shall cause the applicable Group Companies to, execute the board resolutions or similar organizational consents necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, any Employee Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “401(k) Plans”), unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain any such 401(k) Plans by providing Holdings with written notice of such election (an “Election Notice”) at least five days before the Closing. Unless Parent provides an Election Notice to the Sellers, Holdings shall cause the Group Companies to deliver to Parent, prior to the Closing Date, such evidence that the applicable Group Companies have validly adopted resolutions to terminate the 401(k) Plans (the form and substance of which resolutions shall be subject to reasonable review and approval of Parent), effective no later than the date immediately preceding the Closing Date. To the extent the 401(k) Plans are terminated pursuant to this Section, Parent shall, or shall cause one of its Subsidiaries to, maintain a retirement plan qualified under Section 401(a) of the Code in which the employees of the Group Companies shall be eligible to participate as of or shortly following the Closing. Prior to the Closing, the Group Companies shall use commercially reasonable efforts, which may include offering bridge loans, to prevent loan defaults that may result from the termination of the 401(k) Plan.

(c)      From the date of this Agreement through the Closing Date, Holdings and each of the Group Companies shall, and shall cause their respective representatives to, use commercially reasonable efforts and cooperate in good faith with Parent and its representatives to promote the retention of all employees of the Group Companies through and after the Closing, including, at Parent’s written request, by permitting and providing reasonable assistance in connection with communications by Parent and its Affiliates to employees of the Group Companies regarding post-Closing employment status, compensation and employee benefits, and by using commercially reasonable efforts to encourage all employees of the Group Companies to continue their employment with such Group Company through and after the Closing.

Section 6.10      Tax Matters.

(a)      All stamp duties, stamp duty reserve tax, stamp duty land tax, notarial or recording fees, or other transfer or similar Taxes (“Transfer Taxes”) that are imposed on any of the parties hereto by any Governmental Entity or otherwise payable in connection with the transactions contemplated by this Agreement, including all costs and expenses incurred in connection with the preparation of any Tax Returns related thereto, shall be borne 50% by Parent and 50% by Sellers, and Parent shall be responsible for arranging the payment of any such Transfer Taxes after the Closing Date. The Party required by applicable Law shall file all related Tax Returns, and the other Parties shall cooperate with the filing party in connection with any such filings.

(b)      Parent shall prepare and file, or cause to be prepared and filed, all Pass-Through Tax Returns of Holdings and its Subsidiaries that are to be filed after the Closing Date. Except to the extent otherwise required by applicable Law, and such Tax Returns shall be prepared in a manner consistent with the past custom and practice of Holdings and its Subsidiaries in filing its Tax Returns to the extent permitted by applicable Law and subject to Section 6.10(c) and Section 6.10(k). Parent shall provide the Representative with a copy of such Tax Returns to be filed no later than fifteen (15) days prior to the date for filing thereof (after taking into account any valid extensions) for the Representative’s review and approval. The Representative and Parent agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return. If the Representative and Parent cannot agree with respect to such Tax Return, the Accounting Firm shall resolve such dispute in the manner described in Section 2.12(b)(ii) with any applicable fees and expenses being borne by Parent, on the one hand, and the Representative on the other hand, in a manner described therein.

(c)      In the event that the taxable year of Holdings or any Subsidiary thereof treated as a partnership for U.S. federal income Tax purposes does not end on the Closing Date, for purposes of determining income, profit, loss, deduction or any other items allocable to the Tax period that includes the Closing Date, subject to the immediately following sentence, such items will be determined using the interim closing method and the calendar day convention pursuant to Section 706 of the Code and Treasury Regulations Section 1.706-4(c). To the maximum extent permitted under applicable Law, all Transaction Deductions of or allocable to the Group Companies shall be taken into account in a Tax period that ends on the Closing Date or that portion of the Straddle Period that ends on the Closing Date, including to the extent applicable, pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and any similar rule), and not pursuant to the “next-day rule” contained in Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) (or any similar rule). The Parties agree that an election under Section 754 of the Code shall be made for Holdings and any Subsidiary thereof treated as a partnership for U.S. federal income Tax purposes for the taxable year that includes the Closing Date.

(d)      To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes with respect to a Straddle Period, the portion of any such Taxes attributable to the portion of the period ending on the Closing Date shall be (i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale of property, deemed equal to the amount that would be payable if the Tax period of the Group Companies ended with (and included) the Closing Date; provided that, exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period, and (ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of any of the Group Companies, deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(e)      Except to the extent such refunds or credits are included in the calculation of Accrued Income Taxes or are attributable to the carryback of a net operating loss or other Tax attribute arising solely from a taxable period (or portion thereof) beginning after the Closing Date, any income Tax refunds that are received by a Group Company, and any amounts credited in lieu of such refunds against any income Taxes payable by a Group Company, in each case, that relate to a Pre-Closing Tax Period and are in respect of a Tax that was paid prior to the Closing Date or was included in Accrued Income Taxes, shall be for the account of Sellers, and Parent shall pay over to the Representative (for further distribution to the Sellers in accordance with the Allocation Schedule) any such refund or the amount of any such credit (net of any costs, expenses or Taxes of Parent or a Group Company attributable to such refund or credit) within fifteen (15) days after receipt or entitlement thereto.

(f)      If there is any Tax audit, Tax proceeding or other Tax-related claim relating to a Pass-Through Tax Return (each, a “Tax Contest”), Parent shall promptly notify the Representative of such Tax Contest stating the nature and basis of such claim and the amount thereof, to the extent known. The Representative shall have the right, at its own expense, to control, with representatives of its choosing, any such Tax Contest and Parent shall have the right, at its own expense, to participate with representatives of its choosing in all stages of such Tax Contest (and in no event shall the Representative settle, compromise and/or concede any such Tax Contest without the prior written consent of the Parent, which shall not be unreasonably withheld, delayed or conditioned). If the Representative elects not to control a Tax Contest, Parent shall control, with representatives of its choosing, at Parent’s expense, any such Tax Contest and the Representative shall have the right, at its own expense, to participate with representatives of its choosing in all stages of such Tax Contest (and in no event shall Parent settle, compromise and/or concede any such Tax Contest without the prior written consent of the Representative, which shall not be unreasonably withheld, delayed or conditioned).

(g)      The Parties acknowledge and agree that, for all U.S. federal (and, as applicable, state and local) income tax purposes, the sale of the Blocker Units is intended to be treated as a sale of shares of a corporation (collectively, the “Intended Tax Treatment”). Within one hundred and twenty (120) days following the finalization of the Purchase Price pursuant to Section 2.12, Parent will provide to the Representative an allocation of the purchase price (for federal income tax purposes) in respect of Holdings Units among the assets of Holdings (and with respect to any Subsidiaries thereof that are disregarded entities for U.S. federal (and, as applicable, state and local) income tax purposes, further among the assets of such Subsidiaries) in accordance with Sections 755, 751 and 1060 of the Code and the Treasury Regulations thereunder and the methodology set forth in Schedule 6.10(g) (the “Allocation”). The Representative shall notify Parent of any comments to the Allocation within thirty (30) days after its receipt of the Allocation. Parent and the Representative shall attempt in good faith to resolve any differences with respect to the Allocation during the 30-day period following the delivery of the Representative’s comments. If Parent and the Representative are unable to agree on the Allocation within said thirty (30) days, then any remaining disputed matters shall be finally and conclusively determined by the Accounting Firm in the manner described in Section 2.12(b)(ii), with any applicable fees and expenses being borne by Parent, on the one hand, and the Representative on the other hand, in a manner described therein. The Parties shall (and shall cause their respective Affiliates to) prepare and file all Tax Returns consistent with, and shall not take any Tax position inconsistent with, the Allocation and the Intended Tax Treatment, unless otherwise required by a determination that is final within the meaning of Section 1313(a) of the Code. If the Allocation or Intended Tax Treatment is disputed by a Governmental Entity, the Party receiving notice of such dispute shall, to the extent legally permissible, promptly notify the other Parties. The Parties further agree to report any subsequent adjustments to the purchase price (as determined for federal and applicable state and local income tax purposes) consistent with the Allocation.

(h)      Except as otherwise contemplated by this Agreement, after the Closing, Parent and its Affiliates shall not, and Parent and its Affiliates shall not permit the Group Companies and their Affiliates, without the prior written consent of the Representative (not to be unreasonably withheld, conditioned or delayed), to: (i) file or amend or otherwise modify any Pass-Through Tax Return, (ii) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, a Pass-Through Tax Return, in each case, to the extent such action would reasonably be expected to have an adverse impact on Sellers (or the direct or indirect owners of Sellers).

(i)      At least three (3) days prior to the Closing, each Seller shall deliver to Parent an IRS Form W-9 (the “Withholding Certificates”); provided, however, that the sole remedy in connection with a failure by a Seller to deliver an IRS Form W-9 shall be for Parent to withhold payment in accordance with Section 2.12 with respect to the portion of the Purchase Price payable to such Seller. If any Seller does not deliver an IRS Form W-9, then (i) at least one (1) day prior to the Closing, Holdings shall deliver to Parent with respect to each Seller that has not provided a Withholding Certificate, a duly executed certification from Holdings (including any additional required forms, certifications or documents), in accordance with Treasury Regulation Section 1.1446(f)-2(c) and in form and substance reasonably satisfactory to Parent, that will enable Parent to determine the correct amount to withhold from all payments to such Seller under this Agreement and (ii) at or prior to the Closing, Holdings shall also deliver to Parent a duly executed certification from Holdings described in Treasury Regulation Section 1.1445-11(d)(2)(i), in form and substance reasonably satisfactory to Parent, informing Parent that withholding is not required under Sections 897 and 1445 of the Code.

(j)      Seller, Parent and the Group Companies shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(k)      Notwithstanding anything to the contrary herein, to the extent applicable, the parties hereto agree that in the event that an audit or examination of any Group Company by the IRS (or other applicable Tax authority) for a Pre-Closing Tax Period results in any adjustment in the amount of any item of income, gain, loss, deduction, or credit of the Group Company or any member of the Group Company’s distributive share thereof, or otherwise gives rise to any “imputed underpayment” of Taxes (as defined in Section 6225 of the Code or any corresponding applicable provisions of state and local laws), the Group Company shall file an election under Section 6226 of the Code (and any corresponding applicable provisions of state and local laws) for any such period. The Representative shall, and shall cause each Seller to, cooperate with the Parent to ensure that such election is timely and effectively made, and, to the extent required, make any filings and take any actions to effect such election and promptly provide Parent with notice and evidence reasonably satisfactory to Parent of such filings and actions.

Section 6.11      Termination of Funded Indebtedness.      The Company shall, and shall cause each other Group Company to, use commercially reasonable efforts to (a) obtain from each holder of Closing Date Indebtedness that is Funded Indebtedness a payoff letter in a customary form reasonably acceptable to Parent evidencing the payoff in full of such Funded Indebtedness and the full and irrevocable release of the Liens related thereto upon receipt of payment of the amounts specific in such payoff letters, together with any UCC Financing Statements or other applicable documents related to such Lien release (collectively, the “Debt Payoff Letters”) and (b) provide Parent and Merger Sub with a copy of such Debt Payoff Letters at least two (2) Business Days prior to the Closing Date.

Section 6.12      Centerline and INT Earn-Outs.

(a)      From and after the Closing, Parent shall, and shall cause the Group Companies to, (i) pay the Centerline Earn-Out and the INT Earn-Out as and when due pursuant to the Centerline Purchase Agreement and the INT Purchase Agreement, respectively, (ii) use commercially reasonable efforts to comply with the obligations under the Centerline Purchase Agreement and the INT Purchase Agreement related to the Centerline Earn-Out and the INT Earn-Out, respectively, and (iii) provide the Representative with (A) upon reasonable advance written notice and during normal business hours (at the Representative’s sole expense), reasonable access to the books and records of Parent and the Group Companies as they relate to the Centerline Earn-Out and the INT Earn-Out and (B) following the Closing until December 31, 2021, within thirty (30) days following the end of each calendar month, monthly statements containing financial information reasonably necessary to estimate the amount of the Centerline Earn-Out and the INT Earn-Out payable as of such time. Parent shall, and shall cause the Group Companies to, keep the Representative reasonably apprised of the status of the Centerline Earn-Out and the INT Earn-Out (including any disputes in connection therewith). From and after the Closing, Parent shall not, and shall cause the Group Companies not to, amend Section 2.4 of the Centerline Purchase Agreement and Section 2.4 of the INT Purchase Agreement in any way reasonably expected to affect the Sellers’ obligations hereunder, in each case, as in effect as of the date hereof, without the prior written consent of the Representative.

(b)      Not less than ten (10) Business Days prior to the Group Companies’ delivery of each of the Centerline Earn-Out Statement and INT Earn-Out Statement, Parent shall deliver to the Representative a draft of such Centerline Earn-Out Statement and INT Earn-Out Statement, as applicable, together with all information, detail and support that is reasonably necessary to calculate the amounts set forth in such earn-out statements. The Representative shall have a reasonable opportunity to review, comment on, and provide proposed changes to, the calculations set forth in the Centerline Earn-Out Statement and INT Earn-Out Statement, and Parent shall reasonably consider all such comments. Parent shall provide the Representative with written notice promptly upon the Group Companies’ receipt of any notice regarding a Centerline Earn-Out Dispute or an INT Earn-Out Dispute. Upon the Representative’s receipt of any such dispute notice, the Representative shall be entitled to control the resolution process with respect to any such Centerline Earn-Out Dispute or INT Earn-Out Dispute pursuant to and in accordance with the Centerline Purchase Agreement and INT Purchase Agreement, respectively and as applicable, and Parent shall, and shall cause the Group Companies to, act and take such actions as reasonably directed by the Representative with respect to any such Centerline Earn-Out Dispute or INT Earn-Out Dispute and the resolution thereof. The Representative shall use commercially reasonably efforts to keep Parent reasonably informed with respect to all material developments related to such resolution process. Upon written notice from Parent to the Representative in the event of any bona fide dispute or Proceeding with or from the sellers under either the Centerline Purchase Agreement and the INT Purchase Agreement, the Sellers shall indemnify and hold harmless Parent and its Affiliates from any and all losses, liabilities, damages, or costs (including any reasonable and documented out-of-pocket fees and expenses of advisors) arising out of or related to such dispute or Proceeding, in each case solely from the funds available in the Earn-Out Escrow Account and the Representative Expense Account; provided, that in no event shall Sellers be required to indemnify Parent and its Affiliates from any dispute or Proceeding arising out of or relating to a breach of the obligations under the Centerline Purchase Agreement and the INT Purchase Agreement related to the Centerline Earn-Out and the INT Earn-Out, respectively, to the extent that it is demonstrated that such dispute was the result of Parent’s or any of its Affiliates’ (including, after the Closing, the Group Companies) breach of the obligations under the Centerline Purchase Agreement or the INT Purchase Agreement related to the Centerline Earn-Out or the INT Earn-Out, respectively.

(c)      Parent shall deliver written notice to the Representative promptly after the payment by Parent or the Group Companies of the Centerline Earn-Out (the “Centerline Earn-Out Payment Notice”). Within three (3) Business Days after the Representative’s receipt of the Centerline Earn-Out Payment Notice, Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Earn-Out Escrow Account to Parent or its designee an amount equal to the Centerline Earn-Out actually paid.

(d)      Parent shall deliver written notice to the Representative promptly after the payment by Parent or the Group Companies of the INT Earn-Out (the “INT Earn-Out Payment Notice”). Within three (3) Business Days after the Representative’s receipt of the INT Earn-Out Payment Notice, Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Earn-Out Escrow Account to Parent or its designee an amount equal to the INT Earn-Out actually paid.

(e)      Within three (3) Business Days of the final satisfaction of all amounts owed pursuant to the Centerline Earn-Out and the INT Earn-Out, Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Earn-Out Escrow Account to the Representative (for further distribution to the Sellers in accordance with the Allocation Schedule) an amount equal to the balance, if any, then held in the Earn-Out Escrow Account (after giving effect to the payments to Parent pursuant Section 6.12(c) and Section 6.12(d)).

(f)      To the extent that the Earn-Out Escrow Amount is less than the aggregate amount of the Centerline Earn-Out and INT Earn-Out actually paid by Parent or the Group Companies pursuant to the Centerline Purchase Agreement and the INT Purchase Agreement, respectively (the “Final Aggregate Earn-Out Payment”), then the Representative shall distribute from the Representative Expense Account to Parent or its designee, an amount equal to the difference between the Final Aggregate Earn-Out Payment and the Earn-Out Escrow Amount, by wire transfer of immediately available funds. Notwithstanding anything to the contrary contained herein, the Earn-Out Escrow Amount and the Representative Expense Amount shall collectively serve as the sole and exclusive source of recovery for any amounts paid by Parent, the Group Companies or any of their Affiliates in connection with the Centerline Earn-Out and the INT Earn-Out, and in no event shall the Representative or any Seller or any other Person have any obligation with respect to the Centerline Earn-Out and/or the INT Earn-Out over and above any amounts from the Earn-Out Escrow Amount and the Representative Expense Amount or any obligation to replenish the Earn-Out Escrow Account or the Representative Expense Account if the Final Aggregate Earn-Out Payment exceeds the Earn-Out Escrow Amount and the Representative Expense Amount, collectively.

(g)      At all times from and after the Closing until the final resolution of the obligations of Parties under this Section 6.12, the Representative shall (i) not make any distributions to any Seller from the Representative Expense Account without the prior written consent of Parent and (ii) at all times maintain sufficient funds in the Representative Expense Account in order to satisfy the maximum payment obligations that may become due under the Centerline Earn-Out and the INT Earn-Out.

Section 6.13      Financing Cooperation.

(a)      Seller and the Group Companies shall use commercially reasonable efforts, and shall cause their respective Subsidiaries and representatives to use commercially reasonable efforts, to provide such cooperation in connection with the arrangement consummation of Parent’s debt financing as is reasonably requested by Parent; provided, that no Party shall be required to provide such assistance if and to the extent it would unreasonably interfere with its business operations. Such assistance shall include the following, each of which shall be at Parent’s reasonable request with reasonable prior notice and at Parent’s sole cost and expense:

(i)      participation by the senior management team of the Company in the marketing activities undertaken in connection with the arrangement of such debt financing, including (A) preparation and provision of customary marketing materials (B) a reasonable number of conference calls, presentations, due diligence sessions and meetings with prospective lenders and debt investors and (C) delivery of customary authorization letters;

(ii)      participation by senior management of the Company in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies; and

(iii)      delivery to the Parent and its lenders of customary financial information reasonably requested by the Parent for use in connection with its efforts to procure any necessary debt financing (provided that in connection with the foregoing, the Seller and the Group Companies (I) shall be obligated only to deliver such financial and other information to the extent they may be reasonably obtained from the books and records of the Group Companies without undue effort or expense and (II) shall not be required to prepare, provide or furnish any projections, pro forma financial statements or any other forward looking information), upon reasonable prior notice and at times and locations to be mutually agreed.

(iv)      Parent shall reimburse any Seller or the Company for all documented out-of-pocket third party costs reasonably incurred by such Person in connection with such cooperation. Parent acknowledges and agrees that obtaining any debt financing is not a condition to Closing.

Section 6.14      Pre-Closing Distribution.      Prior to the Closing, Holdings shall cause the Pre-Closing Distribution to occur.

Section 6.15      280G.      If applicable, prior to the Closing, Sellers shall, or shall cause its applicable Subsidiary or Affiliate to, (a) use commercially reasonable efforts to secure from any Person who (i) is a “disqualified individual” (as defined in Section 280G of the Code) and (ii) has a right or potential right to any payments and/or benefits in connection with the transactions contemplated by this Agreement that would be reasonably likely to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of a portion of such Person’s rights to any such payments and/or benefits, such that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (the “Waived 280G Benefits”), and (b) for all such Persons who executed such waivers, submit the Waived 280G Benefits for shareholder approval, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. No later than five (5) Business Days before the Closing Date, Sellers shall provide to Parent or its counsel drafts of the consent, waiver, disclosure statement and calculations necessary to effectuate the approval process and shall incorporate in good faith all of Parent’s reasonable comments. Prior to the Closing Date, Sellers shall deliver to Parent evidence reasonably satisfactory to Parent that (x) a shareholder vote approving the Waived 280G Benefits was received in conformance with Section 280G of the Code and the regulations thereunder, or (y) such requisite shareholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be paid or provided. Notwithstanding the foregoing, to the extent that any Contract, agreement, term sheet, plan or other arrangement (whether written or unwritten) is entered into by Parent or any of its Affiliates and a “disqualified individual” (as defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement prior to the Closing Date (the “Parent Arrangements”), Parent shall provide a copy of such Contract, agreement, term sheet, plan or summary of such other arrangement to Sellers at least ten (10) Business Days before the Closing Date and shall cooperate with Sellers and their counsel in good faith in order to calculate or determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid, granted or provided in connection with the transactions contemplated by this Agreement that could constitute, individually or in the aggregate with any other payment or benefit, a “parachute payment” under Section 280G of the Code; provided that, in any event, Seller’s or its applicable Subsidiary’s or Affiliate’s failure to include the Parent Arrangements in the shareholder approval materials described herein due to Parent’s breach of its obligations set forth herein shall not result in a breach of this Section 6.15. In no event shall Sellers be deemed in breach of this Section 6.15 if any “disqualified individual” refuses to execute a waiver or the shareholder vote is not obtained due to applicable shareholders not approving such Waived 280G Benefits.

Section 6.16      PPACA Liabilities.

(a)      From after the Closing, subject in all respects to the PPACA Liability Cap, the PPACA Liability Expiration Date and the last sentence of this Section 6.16(a), the Sellers shall indemnify, jointly and severally, Parent and its Subsidiaries and defend and save and hold each of them harmless against any Taxes, penalties or fines, that Parent and its Subsidiaries may suffer, sustain or incur as a result of the failure of Temporary Placement Service Inc. (“TPS”) to timely file with the IRS or furnish to any employee of TPS the IRS’s Form 1094-C or Form 1095-C (including any final assessment of penalties under IRC Section 6721 and/or 6722 penalties) in accordance with the requirements of the Code and ERISA for the calendar year ended December 31, 2017 and as set forth in letter dated April 5, 2021 from the IRS addressed to TPS (collectively, the “PPACA Liabilities”), in all cases, only to the extent such Taxes, penalties or fines are not abated or reduced, and only up to a maximum amount of $1,800,000 (the “PPACA Liability Cap”). The indemnity provided in this Section 6.16(a) shall only be satisfied by release from the Indemnity Escrow Account. The Indemnity Escrow Account shall be the sole and exclusive source of recovery with respect to this Section 6.16(a).

(b)      After the Closing, Parent, Holdings and their respective Affiliates shall take any and all actions that they deem reasonably necessary to mitigate or abate any Taxes, penalties or fines associated with the PPACA Liabilities with the IRS and shall have the right to contact and enter into discussion or negotiations with the IRS or its representatives on behalf of TPS in its efforts to mitigate or reduce any potential Taxes, penalties or fines assessed in connection with the PPACA Liabilities, and the Representative shall use reasonable best efforts to assist in Parent’s efforts to mitigate the PPACA Liabilities; provided, that Parent shall, and shall cause Holdings and their respective Affiliates to, consult with the Representative in advance of any discussions or negotiations with the IRS and consider in good faith any comments or advice as to the strategy (and permit the Representative to participate in all related discussions) with respect to the PPACA Liabilities, including using reasonable best efforts to take such actions as reasonably requested by the Representative. The Parties agree that Parent, Holdings and their respective Affiliates shall (i) not enter into any settlement agreement with the IRS with respect to the PPACA Liabilities without the advance written consent of the Representative, which shall not be unreasonably withheld, conditioned or delayed and (ii) keep the Representative reasonably informed regarding any developments with respect to the PPACA Liabilities, including providing the Representative with copies of any and all documentation and communication received by any Governmental Entity in connection with the PPACA Liabilities. In furtherance of the foregoing, the Representative shall have the right to participate (at the Representative’s sole expense) in, and shall cooperate with Parent with respect to any correspondence or interaction with the IRS or its representatives associated with the PPACA Liabilities. The rights and obligations of the Parties for any PPACA Liabilities pursuant to Section 6.16(a) and Section 6.16(c) shall survive until the earlier of (x) the forty-eight (48) month anniversary of the Closing Date and (y) the full settlement and satisfaction (including by abatement) of any PPACA Liabilities pursuant to a written agreement with the IRS (such date the “PPACA Liability Expiration Date”).

(c)      On the first Business Day following the PPACA Liability Expiration Date, Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Indemnity Escrow Account to the Representative (for further distribution to the Sellers in accordance with the Allocation Schedule) an amount equal to the balance, if any, then held in the Indemnity Escrow Account (after giving effect to any payments required to be made to Parent pursuant to Section 6.16(a)).

ARTICLE 7

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1      Conditions to the Obligations of the Parties.      The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a)      any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated; and

(b)      there shall not be any law in effect making illegal the consummation of the Merger, and there shall not be any Order in effect prohibiting the consummation of the Merger.

Section 7.2      Other Conditions to the Obligations of Parent and Merger Sub.      The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Parent or Merger Sub of the following further conditions:

(a)      (i) the representations and warranties of the Company set forth in Article 3 hereof and the Blocker Seller set forth in Article 4 hereof (in each case, other than the Fundamental Representations) shall be true and correct in all respects as of the date hereof and as of the Closing as though made on and as of the Closing (disregarding for purposes of this Section 7.2(a) any “materiality,” “Material Adverse Effect” or similar qualifications or limitations contained in such representations and warranties (other than in Section 3.7)), except (x) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing to be true and correct as of the specified date and (y) to the extent the failure of such representations and warranties to be true and correct as of such dates would not have, and would not reasonably be expected to have, a Material Adverse Effect, (ii) the Fundamental Representations (other than the representations and warranties set forth in Section 3.2) shall be true and correct in all material respects as of the date hereof and as of the Closing as though made on and as of the Closing, except to the extent such Fundamental Representations (other than the representations and warranties set forth in Section 3.2) are made on and as of a specified date, in which case the same shall continue on the Closing to be true and correct in all material respects as of the specified date and (iii) the representations set forth in Section 3.2 shall be true and correct in all respects as of the date hereof and as of the Closing as though made on and as of the Closing, other than any de minimis inaccuracies, except to the extent such representations and warranties set forth in Section 3.2 are made on and as of a specified date, in which case the same shall continue on the Closing to be so true and correct as of the specified date;

(b)      since the date of this Agreement, no Material Adverse Effect shall have occurred;

(c)      the Company and the Blocker Seller shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company or the Blocker Seller under this Agreement on or prior to the Closing;

(d)      the AMCP Restrictive Covenant Agreement shall remain in effect; and

(e)      prior to or at the Closing, the Company and the Blocker Seller shall have delivered a certificate of an authorized officer of the Company and Blocker Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3      Other Conditions to the Obligations of the Company and the Blocker Seller.      The obligations of the Company and the Blocker Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by the Representative of the following further conditions:

(a)      the representations and warranties of Parent and Merger Sub set forth in Article 5 hereof shall be true and correct in all material respects as of the Closing as though made on and as of the Closing, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing to be true and correct as of the specified date;

(b)      Parent and Merger Sub shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date; and

(c)      prior to or at the Closing, Parent and Merger Sub shall have delivered a certificate of an authorized officer of Parent and Merger Sub, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4      Frustration of Closing Conditions.      No Party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Section 6.3.

ARTICLE 8

TERMINATION

Section 8.1      Termination.      This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)      by mutual written consent of Parent and the Representative;

(b)      by Parent, if (i) any of the representations and warranties of the Company set forth in Article 3 or the Blocker Seller set forth in Article 4 shall not be true and correct such that the condition to Closing set forth in Section 7.2(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be so true and correct is not cured within the earlier of thirty (30) days after written notice thereof is delivered to the Representative by Parent and the Termination Date, or (ii) if any of the covenants of the Company or the Blocker Seller set forth in this Agreement shall not have been performed and complied with in all material respects such that the condition to Closing set forth in Section 7.2(b) would not be satisfied and the failure to comply or perform with such covenants is not cured within the earlier of thirty (30) days after written notice thereof is delivered to the Representative by Parent and the Termination Date, in each case, provided that Parent and Merger Sub are not then in breach of this Agreement as would prevent the conditions set forth in Section 7.3 from being satisfied;

(c)      by the Representative, if (i) any of the representations and warranties of Parent set forth in Article 5 shall not be true and correct such that the condition to Closing set forth in Section 7.3(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be so true and correct is not cured within the earlier of thirty (30) days after written notice thereof is delivered to Parent by the Representative and the Termination Date, or (ii) if any of the covenants of Parent set forth in this Agreement shall not have been performed and complied with in all material respects such that the condition to Closing set forth in Section 7.3(b) would not be satisfied and the failure to comply or perform with such covenants is not cured within the earlier of thirty (30) days after written notice thereof is delivered to Parent by the Representative and the Termination Date, in each case, provided that the Company and the Blocker Seller are not then in breach of this Agreement as would prevent the conditions set forth in Section 7.2 from being satisfied;

(d)      by Parent, if the transactions contemplated by this Agreement shall not have been consummated by the date that is three months after the date hereof (the “Termination Date”), unless the failure to consummate the transactions contemplated by this Agreement is the result of a breach by Parent of its representations, warranties, obligations or covenants under this Agreement; provided, that if the condition set forth in Section 7.1(a) has not been satisfied as of the Termination Date, then the Termination Date shall automatically be extended without further action by any party, until the date that is six months after the expiration of the initial Termination Date;

(e)      by the Representative, if the transactions contemplated by this Agreement shall not have been consummated by the Termination Date, unless the failure to consummate the transactions contemplated by this Agreement is the result of a breach by either the Company or the Blocker Seller of their respective representations, warranties, obligations or covenants under this Agreement; or

(f)      by either Parent or the Representative, if any Governmental Entity shall have issued an Order permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to either Party if the terminating Party’s breach of any of its covenants or obligations under Section 6.3 shall have primarily caused the entry of such Order.

Section 8.2      Effect of Termination.      In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Parent, Merger Sub, the Sellers or the Group Companies or their respective officers, directors or equityholders) with the exception of (a) the provisions of this Section 8.2, Article 10, the second sentence of Section 6.2, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties and (b) any liability of any Party for any willful breach of this Agreement (which, for the avoidance of doubt, shall be deemed to include any failure by Parent or Merger Sub to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder following a determination in accordance with this Agreement that the conditions to Parent’s obligations set forth in Article 7 have been satisfied or waived) prior to such termination.

ARTICLE 9

REPRESENTATIVE OF THE SELLERS

Section 9.1      Authorization of Representative.

(a)      AMCP Staffing Holdings GP, LLC for the benefit of the Sellers, is the exclusive agent and attorney-in-fact to act on behalf of the Sellers, in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement, which shall include the power and authority:

(i)      to execute and deliver the Transaction Documents and any other documents, certificates or instruments delivered in connection herewith or therewith (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;

(ii)      to execute and deliver such waivers and consents in connection with this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;

(iii)      to use the Representative Expense Amount to satisfy costs, expenses and/or liabilities of the Representative in connection with matters related to this Agreement and any Transaction Document, with any balance of the Representative Expense Amount not used for such purposes to be disbursed and paid to each of the Sellers in accordance with the Allocation Schedule at such time as the Representative determines in its sole discretion (subject to Section 6.12(g)) that no such costs, expenses and/or liabilities shall become due and payable;

(iv)      to collect and receive all moneys and other proceeds and property payable to the Sellers as described herein, and, subject to any applicable withholding retention laws, and net of any out-of-pocket expenses incurred by the Representative, the Representative shall disburse and pay the same to each of the Sellers in accordance with the Allocation Schedule at such time as the Representative determines in its reasonable discretion;

(v)      as the Representative, to enforce and protect the rights and interests of the Sellers and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the Transaction Documents, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein, and to take any and all actions which the Representative believes are necessary or appropriate under this Agreement or any Transaction Document for and on behalf of the Sellers, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, Merger Sub and/or the Surviving Entity, defending any third party claims or Claims by Parent, Merger Sub or their respective Affiliates, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, the Surviving Entity and their respective representatives regarding such Claims, and, in connection therewith, to: (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Entity or any other Person, or by any federal, state or local Governmental Entity against the Representative and/or any Seller, and receive process on behalf of any or all Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(vi)      to refrain from enforcing any right of any Seller and/or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Representative or by such Seller unless such waiver is in writing signed by the waiving party or by the Representative; and

(vii)      to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b)      The Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its expenses incurred as the Representative. In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder (i) the Representative shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct, and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Seller. Each Seller shall indemnify, pro rata based upon such Seller’s portion of the Estimated Purchase Price paid in accordance with the Allocation Schedule, the Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, or under the Escrow Agreement or otherwise in its capacity as the Representative. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Representative hereunder for its gross negligence or willful misconduct. In the event of any indemnification hereunder, upon written notice from the

Representative to the Sellers as to the existence of a deficiency toward the payment of any such indemnification amount, each Seller shall promptly deliver to the Representative full payment of his or her ratable share of the amount of such deficiency, in accordance with such Seller’s portion of the Estimated Purchase Price paid in accordance with the Allocation Schedule; provided, that the Representative may offset any such indemnification obligations against any Deferred Payments owed to each such Seller.

(c)      All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or the Escrow Agreement.

(d)      Parent and the Surviving Entity shall have the right to conclusively rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Sellers.

(e)      The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, and (ii) shall survive the consummation of the Merger.

(f)      In the event that the Representative becomes unable to perform the Representative’s responsibilities or resigns from such position, the Sellers (or their successors or assigns) which held, immediately prior to the Closing, a majority of the Holdings Units shall select another representative to fill such vacancy and such substituted representative shall (i) be deemed to be the Representative for all purposes of this Agreement and (ii) exercise the rights and powers of, and be entitled to the indemnity, reimbursement and other benefits of, the Representative.

ARTICLE 10

MISCELLANEOUS

Section 10.1      Entire Agreement; Assignment; Amendment.      This Agreement, together with all Exhibits and Schedules hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof, and together with the Confidentiality Agreement, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of law or otherwise), other than for collateral purposes, without the prior written consent of Parent and the Representative; provided, that each of Parent and Merger Sub may, at any time, assign all or part of its rights and obligations under this Agreement to any of their respective Affiliates without consent from any other Party, it being understood and agreed that no such assignment shall relieve the assigning Party of any of its obligations under this Agreement. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent and the Representative. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any amendment by any Party or Parties effected in a manner which does not comply with this Section 10.1 shall be void.

Section 10.2      Notices.      All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or E-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Parent, Merger Sub or Guarantor:

ManpowerGroup Inc.

100 Manpower Place

Milwaukee, WI 53212

Attention: Chief Financial Officer

        General Counsel

E-mail: jack.mcginnis@manpowergroup.com;

richard.buchband@manpowergroup.com

with a copy (which shall not constitute notice to Parent or Merger Sub) to:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention: Beth Berg

        Ian Helmuth

E-mail: bberg@sidley.com; ihelmuth@sidley.com

To the Blocker Seller or, prior to the Closing, Holdings:

c/o Alvarez & Marsal Capital Partners

1 Pickwick Plaza, 3rd Floor

Greenwich, CT 06830

Attention:     Alex Nivelle; Todd Rubin

E-mail:         alex@a-mcapital.com; todd@a-mcapital.com

with a copy (which shall not constitute notice to the Blocker Seller or the Company) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:     Leo M. Greenberg, P.C.; Cole Parker, P.C.

E-mail:         lgreenberg@kirkland.com; cole.parker@kirkland.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.3      Governing Law.      This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, including its statutes of limitations, without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction.

Section 10.4      Fees and Expenses.      Except as otherwise set forth in this Agreement (including, for the avoidance of doubt, (a) the fees and expenses to be borne by Parent in accordance with Section 6.3 and Section 6.5, and (b) the costs, fees and expenses incurred in connection with the Adjustment Escrow Account and the Earn-Out Escrow Account), all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that in the event that the transactions contemplated by this Agreement are consummated, Parent shall, or shall cause the Company to, pay all Unpaid Seller Expenses in accordance with Section 2.12(a)(iii). For the avoidance of doubt, the premium for any buyer side representations and warranty liability insurance policy, if any, bound in connection with this Agreement at the election of Parent and all other costs, expenses and amounts payable to the underwriter or broker with respect thereto shall be borne by Parent.

Section 10.5      Construction.      The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement.

Section 10.6      Exhibits and Schedules.      All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement if the relevance of such disclosure to such other sections is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.

Section 10.7      Parties in Interest.      This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.5 and Section 10.15, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.8      Extension; Waiver.      At any time prior to the Closing, the Representative may, on behalf of itself, the Sellers, the Blocker and the Company, (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub contained herein, (b) waive any inaccuracies in the representations and warranties of Parent or Merger Sub contained herein or in any document, certificate or writing delivered by Parent or Merger Sub pursuant hereto, or (c) waive compliance by Parent or Merger Sub with any of the agreements or conditions contained herein. At any time prior to the Closing, Parent may (i) extend the time for the performance of any of the obligations or other acts of the Blocker, the Company or the Sellers contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company or the Blocker Seller contained herein or in any document, certificate or writing delivered by the Company or the Blocker Seller pursuant hereto, or (iii) waive compliance by the Company or the Blocker Seller with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.9      Severability.      Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.10      Counterparts; Facsimile Signatures.      This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.11      Non-Survival of Representations, Warranties and Pre-Closing Covenants.      The representations and warranties of the Company, the Sellers, Parent and Merger Sub contained in this Agreement (whether or not contained in Article 3, Article 4 and Article 5) and in any certificate delivered pursuant hereto, shall terminate and be of no further force or effect at Closing (and no Party shall have liability thereunder at or after the Closing). The covenants and agreements of the Sellers, the Company, Merger Sub and Parent contained in this Agreement that by their terms are to be performed prior to the Closing shall terminate and be of no further force or effect at Closing (and no Party shall have liability thereunder at or after the Closing).

Section 10.12      WAIVER OF JURY TRIAL.      EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.13      Jurisdiction and Venue.      Each of the Parties (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any Proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 10.14      Remedies.      Any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not fully and timely perform their respective obligations under or in connection with this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 8.1, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by this Agreement if it is required to do so hereunder), in each case without proof of damages and without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. The provisions set forth in Section 8.2 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement prior to its valid termination and (B) shall not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance, or other equitable relief and the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each of the Parties agree that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. To the extent any Party brings an action to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, this Agreement shall not terminate until (i) the 20th Business Day following the resolution of such action, or (ii) such other time period established by the court presiding over such action.

Section 10.15      Non-Recourse.      All Proceedings (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the other Transaction Documents or as an inducement to enter into this Agreement or the other Transaction Documents), may be made only against the entities that are expressly identified as parties hereto and thereto. No Person who is not a named party to this Agreement or the other Transaction Documents, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement or the other Transaction Documents (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Documents (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Document (as the case may be) or the negotiation or execution hereof or thereof; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

Section 10.16      Waiver of Conflicts.

(a)      Each party to this Agreement acknowledges that (i) one or more of the Group Companies, Sellers or their respective Affiliates have retained Kirkland & Ellis LLP (“Law Firm”) to act as their counsel in connection with the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement, the Transaction Documents and related agreements, and the consummation of the transactions contemplated by this Agreement) as well as other past and ongoing matters, (ii) Law Firm has not acted as counsel for any other Person in connection with the transactions contemplated by this Agreement and (iii) no Person other than the Group Companies, Sellers, or their respective Affiliates (as applicable) has the status of a Law Firm client for conflict of interest or any other purpose as a result thereof. Parent and Merger Sub hereby (A) waive and will not assert, and will cause each of their respective Affiliates (including, after the Closing, the Group Companies) to waive and not assert, any conflict of interest relating to Law Firm’s representation after the Closing of the Group Companies, Sellers or their respective Affiliates (as applicable) in any matter involving the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated by this Agreement), including in any litigation, arbitration, mediation or other Proceeding, and (B) consents to, and will cause each of their respective Affiliates (including, after the Closing, the Group Companies) to consent to, any such representation.

(b)      Parent and Merger Sub agree that, after the Closing, none of Parent, Merger Sub or their Affiliates will have any right to access or control any Attorney-Client Communications, which will be the property of (and be controlled by) the Sellers or any of their respective Affiliates, as applicable. In addition, Parent and Merger Sub agree that it would be impractical to remove all Attorney-Client Communications from the books and records (including e-mails and other electronic files) of the Group Companies. Accordingly, Parent and Merger Sub will not, and will cause each of their respective Affiliates (including, after the Closing, the Group Companies) not to, use any Attorney-Client Communication remaining in the books and records of the Group Companies after the Closing in a manner that may be adverse to the Sellers or any of their respective Affiliates.

(c)      Parent and Merger Sub agree, on behalf of themselves and on behalf of their respective Affiliates (including, after the Closing, the Group Companies), that from and after the Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to the Sellers or their respective Affiliates, as applicable, and will not pass to or be claimed by Parent or Merger Sub or any of their respective Affiliates and (ii) the Sellers or their Affiliates, as applicable, will have the exclusive right to control, assert or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Parent and Merger Sub will not, and will cause each of their respective Affiliates not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication or (y) take any action which would reasonably be expected to cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute. Furthermore, Parent and Merger Sub agree, on behalf of themselves and on behalf of each of their respective Affiliates (including, after the Closing, the Group Companies), that in the event of a dispute between Sellers or any of their Affiliates, on the one hand, and Parent, Merger Sub, the Group Companies or their respective Affiliates, on the other hand, arising out of or relating to any matter in which Law Firm jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to any Seller or their respective Affiliates any information or documents developed or shared during the course of Law Firm’s joint representation.

Section 10.17      EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.      EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3 OR ARTICLE 4, THE BLOCKER SELLER AND THE COMPANY EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BLOCKER’S OR THE GROUP COMPANIES’ BUSINESSES OR THEIR ASSETS, AND THE BLOCKER SELLER AND THE COMPANY SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE BLOCKER’S OR THE GROUP COMPANIES’ ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND PARENT AND MERGER SUB HAVE RELIED SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF. THE REPRESENTATIONS AND WARRANTIES MADE BY THE BLOCKER SELLER AND THE COMPANY IN ARTICLE 3 AND ARTICLE 4 ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. FURTHER, BLOCKER SELLER, ALL OTHER SELLERS AND THE COMPANY HEREBY EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, MERGER SUB OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

Section 10.18      Acknowledgment by Parent and Merger Sub.

(a)      Parent and Merger Sub are informed and sophisticated Persons, and have engaged expert advisors experienced in the evaluation and acquisition of companies such as the Blocker and the Group Companies as contemplated hereunder. Parent, Merger Sub and their representatives have undertaken such investigation and have been provided with and have evaluated such documents and information as each of them have deemed necessary to enable them to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. In making its determination to proceed with the transactions contemplated hereby, Parent and Merger Sub have relied solely on the results of its and its respective representatives’ own independent investigation and the representations and warranties expressly and specifically set forth in Article 3 or Article 4 (as qualified by the Schedules) or in the certificates or other instruments delivered pursuant hereto.

(b)      In connection with the investigation by Parent and Merger Sub of the Blocker and the Group Companies, Parent, Merger Sub and their representatives have received and, after the date hereof but prior to the Closing, may receive from the Blocker and the Group Companies or any of their representatives certain projections, budgets, forward looking statements and other forecasts. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such projections, budgets, forward looking statements and other forecasts, that Parent, Merger Sub and their representatives are familiar with such uncertainties, that Parent, Merger Sub and their representatives are making their own evaluation of the adequacy and accuracy of all projections, budgets, forward looking statements and other forecasts so furnished to them (including the reasonableness of the assumptions underlying such projections, budgets, forward looking statements and other forecasts), and that Parent and Merger Sub have not relied upon, are not relying upon and will not rely upon any such projections, budgets, forward looking statements or other forecasts or any other materials, documents or information (including those provided in certain “data rooms,” confidential information memoranda or similar materials, or management presentations in connection with the transactions contemplated hereby) made available to Parent, Merger Sub and their representatives and Affiliates by the Blocker, the Group Companies, the Blocker Seller, or any other Sellers or any of their representatives, and, Parent and Merger Sub shall have no claim against any Person with respect thereto.

(c)      Parent and Merger Sub (on behalf of themselves and their Affiliates) acknowledges that, other than as expressly set forth in Article 3 or Article 4, in the certificates or other instruments delivered pursuant hereto, neither the Sellers, the Group Companies nor any of their respective directors, officers, employees, Affiliates, stockholders, equityholders, agents or representatives or any other Person makes or has made any representation or warranty, contractual or legal, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Sub or any of their agents, representatives, lenders or Affiliates or any other Person acting on their behalf prior to the execution of this Agreement.

Section 10.19      Time of the Essence.      Time is of the essence with respect to all time periods and dates set forth in or referenced in this Agreement and the other Transaction Documents.

Section 10.20      Guarantor.      In order to induce Sellers to enter into this Agreement, Guarantor hereby irrevocably and unconditionally guarantees to Sellers the prompt and full discharge by Parent of the due and punctual payment, performance and discharge of all amounts which are or may become due and payable by Parent under this Agreement when and as the same shall become due and payable (collectively, the “Obligations”), in accordance with the terms hereof. This guaranty shall be a guaranty of payment and performance and not of collection, and Guarantor hereby agrees that its Obligations hereunder shall be primary and unconditional, subject to the terms and conditions of this Agreement, irrespective of any action to enforce the same or any other circumstances that might otherwise constitute a legal or equitable discharge to Guarantor, and no amendment, modification, waiver, release or extinguishment of Parent’s obligations or liabilities, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. Guarantor hereby waives (a) diligence, filing of claims with a court in the event of insolvency or bankruptcy of Parent (with respect to the Obligations, unless the Obligations have been indefeasibly paid in full), any right to require demand for payment or a proceeding first against Parent, all rights to subrogation or to demand any payment from Parent with respect to the Obligations until the indefeasible payment in full of all the Obligations, (b) any and all other suretyship defenses and (c) covenants that this guaranty will not be discharged except by indefeasible payment in full of the Obligations. Guarantor understands and acknowledges that the Sellers are relying on this guarantee in entering into this Agreement and that the agreements by Guarantor set forth in this Section 10.20 are knowingly made in the furtherance of the receipt of substantial direct and indirect benefits from the transactions contemplated by this Agreement. Guarantor hereby represents and warrants, on behalf of itself only, that (i) it has all requisite power, authority and capacity to execute, deliver and perform the obligations created by this Section 10.20 and any obligations created hereunder, (ii) this Section 10.20 represents the valid and binding agreement of Guarantor, enforceable against Guarantor in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity), (iii) the execution, delivery and performance by Guarantor of this Agreement solely with respect to Section 10.20 and any obligations created hereunder does not and will not violate any applicable Law or any material contractual restriction binding on Guarantor and (iv) Guarantor has, and, for so long as this Section 10.20 shall remain in effect in accordance with its terms, Guarantor shall have, funds sufficient to satisfy all of its obligations hereunder.

*    *    *    *    *

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

AMCP II STAFFING CORP HOLDINGS HOLDCO, LLC

By:	/s/ Michael Odrich
Name: Michael Odrich
Title: Managing Director

AMCP STAFFING HOLDINGS, LP

By:	/s/ Alex Nivelle
Name: Alex Nivelle
Title: President

AMCP STAFFING HOLDINGS GP, LLC

By:	/s/ Alex Nivelle
Name: Alex Nivelle
Title: President

[SIGNATURE PAGE TO EQUITY PURCHASE AND MERGER AGREEMENT]

MANPOWERGROUP GLOBAL INC.

By:	/s/ Jonas Prising
Name: Jonas Prising
Title: Chairman and Chief Executive Officer

LONGHORN 2021 LP
By: ManpowerGroup Inc., its general partner

By:	/s/ Jonas Prising
Name: Jonas Prising
Title: Chairman and Chief Executive Officer

MANPOWERGROUP INC., solely for purposes of Section 10.20

By:	/s/ Jonas Prising
Name: Jonas Prising
Title: Chairman and Chief Executive Officer

[SIGNATURE PAGE TO EQUITY PURCHASE AND MERGER AGREEMENT]